Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

Homeowners of America Holding Corporation,

Porch Group, Inc.,

HPAC, Inc.

and

HOA Securityholder Representative, LLC, solely in
its capacity as the Securityholder Representative

January 13, 2021

i

Table of Contents
(Continued)

Table of Contents
(Continued)

INDEX OF EXHIBITS

Exhibits A-1 & A-2	Employment Documents
Exhibit B	Form of Support Agreement
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Certificate of Incorporation
Exhibit E	Form of Bylaws
Exhibit F	Reference Statement
Exhibit G	Form of Securityholder Questionnaire

Schedule 1	Identified Individuals
Schedule 2	Contingent Consideration
Schedule 3	Registration Covenants

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 13, 2021, is made by and among Homeowners of America Holding Corporation, a Delaware corporation (the “Company”), Porch Group, Inc., a Delaware corporation (the “Parent”), HPAC, Inc., a Delaware corporation and wholly owned subsidiary of the Parent (the “Merger Sub”), and HOA Securityholder Representative, LLC, solely in its capacity as the representative for the Securityholders (the “Securityholder Representative”). The Parent, the Merger Sub and the Company, and, solely in its capacity as and solely to the extent applicable, the Securityholder Representative, shall each be referred to herein from time to time as a “Party” and collectively as the “Parties”. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI below.

RECITALS

WHEREAS, the Parent desires to directly or indirectly acquire one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company on the terms and subject to the conditions set forth herein;

WHEREAS, the boards of directors of the Company, the Parent and the Merger Sub have each (i) determined that the Merger is in the best interests of their respective companies and stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein;

WHEREAS, as an inducement for the Parent and the Merger Sub to enter into this Agreement and consummate the Merger, concurrently with the execution and delivery hereof, the Identified Individuals are entering into Employment Documents (collectively, the “Employment Documents”) in the forms attached hereto as Exhibits A-1 and A-2;

WHEREAS, as an inducement for Parent and Merger Sub to enter into this Agreement and consummate the Merger, concurrently with the execution and delivery hereof, certain entities and individuals who hold shares or options or other rights to purchase or otherwise acquire shares of Capital Stock of the Company are entering into Support Agreements in favor of the Parent (collectively, the “Support Agreements”) in the forms attached hereto as Exhibit B; and

WHEREAS, the boards of directors of the Company and the Merger Sub have each determined to recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE I
THE MERGER

1.01 The Merger.

(a) Subject to the terms and conditions hereof, at the Effective Time, the Merger Sub shall merge (the “Merger”) with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereupon the separate existence of the Merger Sub shall cease, and the Company shall be the surviving company (the “Surviving Company”).

(b) At the Closing, the Company and the Merger Sub shall cause a certificate of merger substantially in the form of Exhibit C hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as the Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

(c) From and after the Effective Time, the Surviving Company shall succeed to all the assets, rights, privileges, immunities, powers and franchises and be subject to all of the Liabilities, restrictions, disabilities and duties of the Company and the Merger Sub, all as provided under the DGCL.

1.02 Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive:

(i) an amount in cash equal to the Per Share Closing Cash Merger Consideration;

(ii) the Accredited Investor Stock Election Consideration or Unaccredited Investor Stock Election Consideration, as applicable;

(iii) the right to receive Additional Merger Consideration; and

(iv) the contingent right to receive the Contingent Consideration Shares (or cash equivalent thereof, as applicable) after the Closing, in accordance with Section 1.16.

The aggregate consideration to which holders of Common Stock become entitled pursuant to this Section 1.02(a) is referred to herein as the “Common Stock Merger Consideration”.

(b) Each share of Common Stock, if any, held immediately prior to the Effective Time by the Parent, the Merger Sub or the Company shall be canceled and no payment shall be made with respect thereto (“Excluded Shares”).

(c) Each share of common stock of the Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Company.

1.03 Effect on Options.

(a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of the Company or of any Securityholder, each Option shall automatically be cancelled and extinguished and in consideration therefor, the holder of any In-the-Money Option shall be entitled to receive the Option Consideration as provided herein and without the payment of any interest.

(b) Subject to Section 1.13 below, the Closing Option Cash Consideration payable to the holders of In-the-Money Options pursuant to Section 1.03(a) above shall be paid through the Company’s payroll system (or directly by the Company in respect of any In-the-Money Option held by an individual other than a current or former employee of the Company or any of its Subsidiaries) on the first normal payroll date of the Company on or following the Effective Time (but in any event within three (3) Business Days following the Closing Date), and the remaining portion of the Option Consideration payable to the holders of In-the-Money Options and any other amounts received by the Securityholder Representative pursuant to this Agreement that is payable to the holders of In-the-Money Options and, at the request of the Securityholder Representative, paid to the Surviving Company for payment through the Surviving Company’s payroll system (or directly by the Company in respect of any In-the-Money Option held by an individual other than a current or former employee of the Company or any of its Subsidiaries), other than the Stock Election Shares or the Contingent Consideration Shares (but including the cash equivalent thereof, to the extent applicable, in accordance with Section 1.11 or 1.16), shall be paid on the first normal payroll date of the Surviving Company (but in any event within three (3) Business Days following the Closing Date) following each such time as any such Option Consideration or other amounts become payable to such holder, if any. The Parent shall direct its transfer agent on the Closing Date to issue, as promptly as practicable, the Stock Election Shares issuable in accordance with Section 1.11 to holders of In-the-Money Options through book-entry transfer of such shares to those participant accounts at The Depository Trust Company as designated in writing by the Company to Parent prior to the Closing Date. The Contingent Consideration Shares (or cash equivalent thereof, as applicable) shall be issued to holders of In-the-Money Options in accordance with, and subject to the terms and conditions of, Section 1.16.

(c) The consideration set forth in this Section 1.03 shall constitute the sole consideration payable in respect of all Options, and no additional consideration shall be paid in respect of any Options. Promptly after the execution of this Agreement and prior to the Effective Time, the Company and its board of directors shall take all actions reasonably necessary to cause each Option to be treated in accordance with this Section 1.03. All Options that are not, and do not become, In-the-Money Options prior to the date on which the final portion of the Option Consideration is payable shall not be entitled to any consideration; it being understood and agreed that such Options shall nevertheless be treated as having been automatically cancelled and extinguished at the Effective Time pursuant to Section 1.03(a).

1.04 Exchange of Company Stock; Exchange Agent. Parent shall cause the Exchange Agent to effect the exchange of Merger Consideration for the shares of Company Stock (excluding, for the avoidance of doubt, Excluded Shares and Dissenting Shares) that are outstanding as of immediately prior to the Effective Time and entitled to payment pursuant to Section 1.02. In connection with such exchange, concurrently with the delivery of the Information Statement by the Company under Section 5.08, the Parent shall cause the Exchange Agent to provide each holder of Company Stock with a Letter of Transmittal, in form and substance reasonably acceptable to the Parent and the Securityholder Representative (a “Letter of Transmittal”), together with a copy of the Information Statement. Prior to the Closing Date, the Exchange Agent, the Parent and the Securityholder Representative shall enter into an Exchange Agent Agreement, reasonably acceptable to the Parent and the Securityholder Representative (the “Exchange Agent Agreement”). Prior to the Effective Time, the Parent shall (i) transfer to the Exchange Agent via wire transfer of immediately available funds, cash in an amount equal to the Closing Payment Amount and (ii) direct its transfer agent to deposit with the Exchange Agent, as promptly as practicable, the number of shares of Parent Common Stock equal to the Stockholder Percentage of the Stock Election Total Share Amount. Parent shall direct the Exchange Agent to hold such funds and Parent Common Stock and deliver them in accordance with the terms and conditions hereof and the terms and conditions of the Exchange Agent Agreement. Each holder of Company Stock outstanding as of immediately prior to the Effective Time may deliver a duly executed and completed Letter of Transmittal and, after the Effective Time, Parent shall cause the Exchange Agent to promptly deliver or cause to be delivered to such holder an amount equal to the amount of cash and/or shares of Parent Common Stock to which such holder is entitled under Section 1.02 to the accounts designated by such holder in such holder’s Letter of Transmittal. All fees and expenses of the Exchange Agent shall be paid by the Parent. Any Company Stock held by a holder thereof that has delivered a Letter of Transmittal to the Company pursuant to this Section 1.04 shall not be transferable on the books of the Company without the Parent’s prior written consent. At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Company Stock outstanding on the records of the Company. From and after the Effective Time, the holders of the shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any shares of Company Stock presented to the Surviving Company or the Parent for any reason shall be converted into the consideration payable in respect thereof pursuant to Section 1.02 without any interest thereon. Any portion of the funds or shares of Parent Common Stock held by the Exchange Agent pursuant to this Agreement that remains undistributed to the holders of Company Stock twelve (12) months after the Effective Time shall be delivered to the Surviving Company, and any holder of Company Stock that has not previously complied with this Section 1.04 prior to the end of such twelve (12) month period shall thereafter look only to the Surviving Company for payment of its claim for the applicable portion of the Merger Consideration in respect of such Company Stock. Notwithstanding the foregoing, none of the Parent, the Surviving Company nor their Affiliates shall be liable to any holder of Company Stock for any amount paid to any public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amount remaining unclaimed by holders of Company Stock three (3) years after the date on which such funds were delivered to the Exchange Agent for payment (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of the Surviving Company free and clear of any claims or interest of any Person previously entitled thereto. Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to the Parent (or to the Surviving Company as directed by Parent), upon demand.

1.05 Securityholder Representative Amount. Concurrent with the Closing, the Parent shall deliver to the Securityholder Representative (on behalf of the Securityholders) $500,000, by wire transfer of immediately available funds to the account(s) designated by the Securityholder Representative at least one (1) Business Day prior to the Closing, to satisfy potential future obligations of the Securityholder Representative and/or the Securityholders to the Securityholder Representative, including expenses of the Securityholder Representative arising from the defense or enforcement of claims pursuant to Sections 1.09 and 10.01 (in the aggregate, the “Securityholder Representative Amount”). The Securityholder Representative Amount shall be retained in whole or in part by the Securityholder Representative for such time as the Securityholder Representative shall determine in its sole discretion. If the Securityholder Representative shall determine in its sole discretion to return all or any portion of the Securityholder Representative Amount to the Securityholders, it shall deposit such amount with the Exchange Agent, for the benefit of the Securityholders, which shall promptly distribute to each Securityholder its Pro Rata Share thereof; provided that (i) to the extent a Securityholder is a holder of In-the-Money Options, the Securityholder Representative may deposit with the Surviving Company any portion of such amount payable to such holder of In-the-Money Options, and the Parent shall cause the Surviving Company, through the Surviving Company’s payroll system (or directly by the Company in respect of any In-the-Money Option held by an individual other than a current or former employee of the Company or any of its Subsidiaries), on the first normal payroll date of the Surviving Company following such deposit (but in any event within three (3) Business Days following the Closing Date), to distribute to each such holder the amount specified in instructions received from the Securityholder Representative and, in such circumstances, the amount deposited with the Exchange Agent shall be reduced accordingly and (ii) in the discretion of the Securityholder Representative, the Securityholder Representative may make direct payments to one or more of the Securityholders of their respective Pro Rata Share thereof.

1.06 Organizational Documents. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Merger Sub, the Company or the holders of any shares of capital stock of any of the foregoing, the certificate of incorporation of the Surviving Company shall be amended and restated in its entirety in the form attached hereto as Exhibit D until thereafter amended, subject to Section 6.03, in accordance with the provisions thereof and the DGCL. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Merger Sub, the Company or the holders of any shares of capital stock of any of the foregoing, the bylaws of the Surviving Company shall be amended and restated to be in the form attached hereto as Exhibit E, until thereafter amended, subject to Section 6.03, in accordance with the provisions thereof, the certificate of incorporation of the Surviving Company and the DGCL.

1.07 Directors and Officers. From and after the Effective Time, until successors are duly elected, appointed or otherwise designated in accordance with applicable Law, the directors of the Merger Sub at the Effective Time shall be the directors of the Surviving Company, and the officers of the Company at the Effective Time shall be the officers of the Surviving Company, each such initial director and initial officer to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as in effect from and after the Effective Time.

1.08 Closing Calculations. Not less than three (3) Business Days prior to the anticipated Closing Date, the Company shall deliver to the Parent a statement (the “Estimated Closing Statement”) setting forth (a) an estimated consolidated balance sheet of the Group Companies as of the Reference Time, (b) a statement setting forth the estimated Capital and Surplus of the Insurance Subsidiary as of the Reference Time, (c) a good faith calculation of the estimated: (i) Net Book Value (the “Estimated Net Book Value”), (ii) Surplus Deficit (if any), and (iii) Non-Reimbursable Transaction Expenses (“Estimated Non-Reimbursable Transaction Expenses”) and (c) the Closing Merger Consideration. The Estimated Closing Statement, the Closing Statement and the determinations contained therein shall be prepared in accordance with this Agreement and will entirely disregard (i) all effects on the assets or liabilities of the Group Companies as a result of the transactions contemplated by this Agreement, (ii) all financing and refinancing arrangements entered into at any time by Parent and all other transactions entered into by Parent in connection with the consummation of the transactions contemplated by this Agreement, (iii) all of the plans, transactions, and changes that Parent intends to initiate or make or cause to be made after the Closing with respect to the Group Companies and (iv) all facts and circumstances that are unique or particular to Parent or any Affiliates of Parent or any of their respective assets or liabilities.

1.09 Final Closing Balance Sheet Calculation. As promptly as possible, but in any event within ninety (90) days after the Closing Date, the Parent shall deliver to the Securityholder Representative a statement (the “Closing Statement”) setting forth (a) a consolidated balance sheet of the Group Companies as of the Reference Time (the “Closing Balance Sheet”), and (b) a statement showing the Net Book Value, Surplus Deficit and Non-Reimbursable Transaction Expenses. The Parties agree that the purpose of preparing the Closing Balance Sheet and determining the Net Book Value, Surplus Deficit, Non-Reimbursable Transaction Expenses and the related purchase price adjustment contemplated by this Section 1.09 is to measure changes in Net Book Value, Surplus Deficit and Non-Reimbursable Transaction Expenses, and that such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining Net Book Value, Surplus Deficit or Non-Reimbursable Transaction Expenses. After delivery of the Closing Statement, the Securityholder Representative and its accountants and other representatives shall be permitted reasonable access at reasonable times to review the Surviving Company’s and its Subsidiaries’ books and records and any work papers, in each case reasonably related to the preparation of the Closing Statement; provided, however, that the Surviving Company’s accountants shall not be obligated to make any work papers available to the Securityholder Representative except to the extent the Securityholder Representative has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. The Securityholder Representative and its accountants and other representatives may make reasonable inquiries of the Parent, the Surviving Company, its Subsidiaries and their respective accountants and employees regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof (and the Parent shall, and shall cause the Surviving Company, its Subsidiaries and their respective accountants and employees to, reasonably cooperate and act in good faith to respond to such inquiries in an effort to resolve any questions or disagreements in a timely fashion). If the Securityholder Representative has any objections to the Closing Statement, the Securityholder Representative shall deliver to the Parent a statement setting forth its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to the Parent within forty-five (45) days following the date of delivery of the Closing Statement, the Closing Statement shall be final, binding and non-appealable by the Parties. The Securityholder Representative and the Parent shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within fifteen (15) days after the delivery of the Objections Statement, the Securityholder Representative and the Parent shall submit such dispute to PricewaterhouseCoopers LLP, or if such firm is unavailable or has a conflict of interest with the Parent, the Securityholder Representative, or any of the Identified Individuals, then another nationally recognized independent accounting firm reasonably acceptable to the Parent and to the Securityholder Representative (the “Dispute Resolution Arbiter”). Any submissions to the Dispute Resolution Arbiter must be written and delivered to each party to the dispute. Without the prior written consent of the other party, neither the Parent nor the Representative shall engage in any ex-parte meetings or communications with the Dispute Resolution Arbiter. The Dispute Resolution Arbiter shall consider only those items and amounts that are identified in the Objections Statement that the Securityholder Representative and the Parent are unable to resolve. The Dispute Resolution Arbiter’s determination shall be based solely on the definitions of Net Book Value, Surplus Deficit and Non-Reimbursable Transaction Expenses contained herein and the provisions of this Agreement, including this Section 1.09. The Securityholder Representative and the Parent shall use their commercially reasonable efforts to cause the Dispute Resolution Arbiter to resolve all disagreements as soon as practicable in amounts between the disputed amounts set forth in the Closing Statement and the Objections Statement. For the avoidance of doubt, the resolved amount determined by the Dispute Resolution Arbiter in respect of each disputed item may not be greater than the maximum value for such item claimed by either party or less than the minimum value for such item claimed by either party (in each case, as set forth in the Closing Statement or the Objections Statement, as applicable). Further, the Dispute Resolution Arbiter’s determination shall be based solely on the presentations by the Parent and the Securityholder Representative that are in accordance with the terms and procedures set forth in this Agreement and not on the basis of an independent review. The resolution of the dispute by the Dispute Resolution Arbiter shall be final and binding on, and non-appealable by, the Parties hereto. The costs and expenses of the Dispute Resolution Arbiter shall be allocated between the Parent, on the one hand, and the Securityholder Representative (on behalf of the Securityholders), on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if the Securityholder Representative claims Net Book Value is $1,000 greater than the amount determined by the Parent, and the Parent contests only $500 of the amount claimed by the Securityholder Representative, and if the Dispute Resolution Arbiter ultimately resolves the dispute by awarding the Securityholder Representative (for the benefit of the Securityholders) $300 of the $500 contested, then the costs and expenses of arbitration shall be allocated sixty percent (60%) (i.e., 300 ÷ 500) to the Parent and forty percent (40%) (i.e., 200 ÷ 500) to the Securityholder Representative (for the benefit of the Securityholders).

1.10 Post-Closing Adjustment Payment.

(a) If the Final Merger Consideration is greater than the Closing Merger Consideration, the Parent shall promptly (but in any event within three (3) Business Days following the final determination of the Final Merger Consideration) pay an aggregate positive amount in cash equal to the Adjustment Holdback Amount plus the difference between the Final Merger Consideration and the Closing Merger Consideration (such aggregate positive amount, the “Excess Consideration Amount”) in two simultaneous installments, consisting of (A) a payment to the Exchange Agent (for distribution to the Common Stockholders) equal to the Stockholder Percentage of the Excess Consideration Amount by wire transfer of immediately available funds to an account designated in writing by the Exchange Agent to the Parent, except that any such amount payable with respect to Dissenting Shares shall be retained by the Parent and (B) a payment to the Surviving Company (for distribution to the holders of the In-the-Money Options) equal to the Optionholder Percentage of the Excess Consideration Amount by wire transfer of immediately available funds to an account designated in writing by the Surviving Company to the Parent. Any amounts paid to the Exchange Agent under this subsection shall be distributed, subject to Section 1.04, to each Securityholder entitled to Additional Merger Consideration under Section 1.02 or Section 1.03 in accordance with each such Securityholder’s Pro Rata Share of the entire Excess Consideration Amount.

(b) If the Final Merger Consideration is less than or equal to the Closing Merger Consideration, Parent shall promptly (but in any event within three (3) Business Days following the final determination of the Final Merger Consideration) pay an aggregate positive amount, if any, equal to the Adjustment Holdback Amount minus the difference (expressed as a positive number) between the Closing Merger Consideration and the Final Merger Consideration (the “Shortfall Return Amount”) in two simultaneous installments, consisting of (i) a payment to the Securityholder Representative equal to the Stockholder Percentage of the Shortfall Return Amount (and the Securityholder Representative shall deposit such amount with the Exchange Agent (for the benefit of the Common Stockholders), which shall promptly distribute to each Common Stockholder its applicable portion thereof, except that any amounts payable with respect to Dissenting Shares shall be paid to the Parent instead of to the Exchange Agent) and (ii) a payment to the Surviving Company (for distribution to holders of the In-the-Money Options) equal to the Optionholder Percentage of the Shortfall Return Amount. The Securityholders and the Representative shall not have any liability for any amounts due to the Parent pursuant to this Section 1.10(b) except to the extent of the funds included in the Adjustment Holdback Amount. Any amounts paid to the Exchange Agent under this subsection shall be distributed, subject to Section 1.04, to each Securityholder entitled to Additional Merger Consideration under Section 1.02 or Section 1.03 in accordance with each such Securityholder’s Pro Rata Share of the entire Shortfall Return Amount.

1.11 Stock Election. Parent may, by written notice to the Company (a “Stock Election”) provided at least six (6) Business Days prior to the Closing Date (the “Stock Election Deadline”), elect to pay an amount (the “Stock Election Amount”) of the Closing Merger Consideration not to exceed twenty-five million dollars ($25,000,000) pursuant to this Section 1.11. On the day immediately preceding the Closing, Parent will provide the Company with a written notice setting forth: (a) a list of the Securityholders of the Company who (i) have not provided to the Parent the information reasonably required by the Parent’s transfer agent for issuance of Parent Common Stock to such holder pursuant to this Section 1.11 or (ii) (A) have not made the necessary representations and warranties to ensure that shares of Parent Common Stock may be issued pursuant to a “private placement” exemption or exemptions from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), or Regulation D promulgated thereunder in their Securityholder Questionnaire or (B) Parent otherwise reasonably determines, after due inquiry, is not an “accredited investor” (as defined under Regulation D promulgated under the Securities Act) (each an “Unaccredited Investor”), (b) the amount equal to (i) the aggregate Pro Rata Share of all Unaccredited Investors multiplied by (ii) the Stock Election Amount (the “Unaccredited Investor Amount”) and (c) the number of shares of Common Stock, par value $0.0001 per share, of Parent (“Parent Common Stock”) equal to (i) (A) the Stock Election Amount minus (B) the Unaccredited Investor Amount divided by (ii) the Closing 7-Day VWAP (the “Stock Election Total Share Amount”). At the Effective Time, (a) each Securityholder that is not an Unaccredited Investor (an “Accredited Investor”) shall become entitled to receive shares of Parent Common Stock (“Stock Election Shares”) in an amount equal to their respective Accredited Investor Pro Rata Share of the Stock Election Total Share Amount (rounded down to the nearest whole share) through distribution in accordance with Sections 1.03 and 1.04 (the “Accredited Investor Stock Election Consideration”) and (b) each Securityholder that is an Unaccredited Investor shall become entitled to receive payment of a cash amount equal to their respective Unaccredited Investor Pro Rata Share of the Unaccredited Investor Amount through distribution in accordance with Sections 1.03 and 1.04 (the “Unaccredited Investor Stock Election Consideration”). In the event that: (a) (i) the Registration Statement shall not have been declared effective by the SEC under the Securities Act on or prior to the Stock Election Deadline, (ii) any stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and is pending as of the Stock Election Deadline or the Closing Date or (iii) any proceeding seeking a stop order shall have been initiated or threatened in writing and not withdrawn by the SEC as of the Stock Election Deadline or the Closing Date, (b) the Parent Common Stock ceases to be traded on the New York Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market (or any of their respective successors) (a “Delisting Event”) and such trading shall not have resumed by the Stock Election Deadline or the Closing or (c) prior to the Closing Date, Parent adopts a plan of complete or partial liquidation or rehabilitation or authorizes or undertakes a merger, dissolution, rehabilitation, consolidation, restructuring, recapitalization or other reorganization of Parent, the Company shall be entitled, in its sole and absolute discretion, to require that the Stock Election Amount be zero, in which case no Stock Election shall be deemed to have been made hereunder and the Closing Merger Consideration in respect thereof shall be paid in cash.

1.12 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary and to the extent available under Section 262 of the DGCL, any share of Company Stock that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) and that is held by a Common Stockholder who did not consent to or vote (by a valid and enforceable proxy or otherwise) in favor of the approval of this Agreement, which Common Stockholder complies with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (such share being a “Dissenting Share,” and such Common Stockholder being a “Dissenting Stockholder”), shall not be converted into the right to receive the consideration to which the holder of such share would be entitled pursuant to Section 1.02 but rather shall be converted into the right to receive such fair value as may be determined to be due with respect to such Dissenting Share pursuant to Section 262 of the DGCL. If any Dissenting Stockholder fails to perfect such stockholder’s dissenters’ rights under the DGCL or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, such Dissenting Shares shall thereupon automatically be converted into the right to receive the consideration referred to in Section 1.02, pursuant to the exchange procedures set forth in Section 1.04. Notwithstanding anything to the contrary contained in this Agreement, if the Merger is rescinded or abandoned, then the right of a stockholder to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL shall terminate. The Company shall give the Parent (a) notice of any demand for payment of the fair value of any shares of Company Stock or any attempted withdrawal of any such demand for payment and any other instrument served pursuant to the DGCL and received by the Company relating to any stockholder’s dissenters’ rights and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands for payment under the DGCL. The Company shall not make any payment with respect to any demand for appraisal with respect to any Dissenting Shares without the prior written consent of the Parent (which consent shall not be unreasonably conditioned, withheld or delayed).

1.13 Withholding. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Company, the Securityholder Representative and the Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law. If the Exchange Agent, the Surviving Company, the Securityholder Representative or the Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Exchange Agent, the Surviving Company, the Securityholder Representative or the Parent, as the case may be, made such deduction and withholding. At least five (5) Business Days prior to the Closing, the Exchange Agent, the Surviving Company and the Parent shall (i) notify the Securityholder Representative and Securityholders of any anticipated withholding (other than backup withholding or withholding of employment Taxes), (ii) consult with the Securityholder Representative and Securityholders in good faith to determine whether such deduction and withholding is required under applicable Tax Law, and (iii) cooperate with the Securityholder Representative and Securityholders in good faith to minimize the amount of any applicable withholding.

1.14 Reserved.

1.15 Reference Statement. Exhibit F sets forth an illustrative statement (the “Reference Statement”) setting forth the various line items used (or to be used) in, and illustrating as of the date set forth therein, the calculation of Net Book Value, Surplus Deficit and Non-Reimbursable Transaction Expenses prepared and calculated in accordance with this Agreement.

1.16 Contingent Consideration.

(a) Within fifteen (15) Business Days following the occurrence of the $22.50 Share Price Milestone in accordance with Schedule 2 hereto, the Parent will issue to each Person who was a Securityholder as of immediately prior to the Effective Time its respective Contingent Consideration Shares, which Contingent Consideration Shares shall be fully paid and free and clear of all Liens other than as required under applicable securities Law restrictions. Notwithstanding the foregoing, the portion of the Contingent Consideration Shares that is characterized for U.S. federal income tax purposes as “imputed interest” under Section 483 of the Code shall be subject to withholding pursuant to Section 1.13. Notwithstanding anything to the contrary in this Agreement, the parties agree that the Parent shall not be obligated to issue any Contingent Consideration Shares to any Unaccredited Investor. In any event where Parent is not obligated to issue Contingent Consideration Shares to any former Securityholder in accordance with the preceding sentence, Parent shall, in lieu of issuing any such Contingent Consideration Shares, pay such Securityholder an amount in cash equal to the market value of the Contingent Consideration Shares (measured as of the close of trading on the date of the occurrence of the $22.50 Share Price Milestone) that would have otherwise been issued to such former Securityholder.

1.17 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by the Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company or the Parent with full right, title and possession of and to all rights and property of Merger Sub and the Group Companies, the officers and directors of the Surviving Company and the Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE II
THE CLOSING

2.01 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures at 10:00 a.m. local time on the third (3rd) Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article VII hereof (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions) or on such other date and/or time as is mutually agreed to in writing by the Parent and the Securityholder Representative. The date and time of the Closing are referred to herein as the “Closing Date.”

2.02 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the Parties shall consummate the following transactions at the Closing:

(a) the Company and the Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware;

(b) in accordance with Section 1.04, the Parent shall (i) deliver, or cause to be delivered, the Closing Payment Amount to the Exchange Agent, by wire transfer of immediately available funds to the account(s) designated in writing by the Exchange Agent and (ii) instruct Parent’s transfer agent to deposit with the Exchange Agent, as promptly as practicable, the number of shares of Parent Common Stock equal to the Stockholder Percentage of the Stock Election Total Share Amount;

(c) in accordance with Section 1.03, the Parent shall (i) deliver, or cause to be delivered, to the Company (A) the aggregate Closing Option Cash Consideration plus (B) the aggregate Unaccredited Investor Stock Election Consideration payable to holders of In-the-Money Stock Options that are Unaccredited Investors in accordance with Section 1.11, by wire transfer of immediately available funds to the account designated in writing by the Company and (ii) direct Parent’s transfer agent to issue, as promptly as practicable, the number of shares of Parent Common Stock equal to the Optionholder Percentage of the Stock Election Total Share Amount in accordance with Section 1.11 to holders of In-the-Money Options through book-entry transfer of such shares to those participant accounts at The Depository Trust Company as designated in writing by the Company to Parent prior to the Closing Date;

(d) in accordance with Section 1.05, the Parent shall deliver, or cause to be delivered, to the Securityholder Representative the Securityholder Representative Amount, by wire transfer of immediately available funds to the account(s) designated in writing by the Securityholder Representative;

(e) the Parent and the Company shall make such other deliveries as are required by Article VII hereof; and

(r) the Parent shall pay, or cause to be paid, on behalf of the Company, (i) the Non-Reimbursable Transaction Expenses and (ii) any Reimbursable Transaction Expenses that have not been previously paid by the Company on or prior to the Reference Time, in each case by wire transfer of immediately available funds as directed by the Securityholder Representative.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent as of the date hereof and as of the Closing Date as follows, except as set forth in the Disclosure Schedule:

3.01 Organization and Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and the Company has all requisite corporate power and authority necessary to own and operate its properties and to carry on its businesses as now conducted. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to so qualify, except where the failure to be so qualified would not have a Material Adverse Effect.

3.02 Subsidiaries. Section 3.02 of the Disclosure Schedule sets forth a true, correct and complete list of each Subsidiary of the Company, its name, place of incorporation or formation, and if not wholly owned directly or indirectly by the Company, the record ownership as of the date of this Agreement of all capital stock or other equity interests issued thereby. Each of the Subsidiaries identified on Section 3.02 of the Disclosure Schedule is duly organized, validly existing and (to the extent such concept is applicable in the relevant jurisdiction) in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate or limited liability company, as the case may be, power and authority necessary to own and operate its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to so qualify, except in each such case where the failure to hold such power and authority or to be so qualified would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity.

3.03 Authorization; No Breach; Valid and Binding Agreement.

(a) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Company, and, subject to obtaining the Stockholder Approval, no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement by the Company.

(b) Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Stockholder Approval, (iii) compliance with and filings under the HSR Act and any other Antitrust Law and (iv) any required Governmental Approvals required to be obtained by the Company in order to effect the transactions contemplated hereby, the transactions contemplated hereby and the execution, delivery, performance and compliance with the terms and conditions of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby by the Company do not (i) violate, conflict with, result in any breach of, or constitute a default under any of the provisions of the certificates of incorporation or bylaws (or equivalent organizational documents) of any Group Company, (ii) violate or result in a breach of, constitute a violation or default under, or give rise to any right of termination, amendment, cancellation, payment or acceleration under any Material Contract or (iii) violate any Law to which any of the Group Companies is subject, except where the violation, breach, conflict, default, acceleration or failure of any of the representations and warranties contained in clause (ii) or (iii) above to be true would not have a Material Adverse Effect.

(c) Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally and subject to the limitations imposed by general principles of equity affecting the availability of specific performance and other equitable remedies (whether or not such enforceability is considered in a proceeding at law or in equity).

(d) No state or foreign “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute, regulation or similar Law prohibits or restricts in any material respect the execution, delivery and performance of this Agreement by the Company or the consummation of the transactions contemplated hereby.

3.04 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 20,500,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”) and (ii) 40,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”). No shares of Preferred Stock are issued and outstanding. On the date hereof, the issued and outstanding shares of capital stock of the Company consists of 10,716,518 shares of Common Stock. All the outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and non-assessable, and were issued in all material respects in accordance with the registration or qualification requirements of the Securities Act, and any relevant state securities Laws or pursuant to valid exemptions therefrom.

(b)

(i) Except for the exercise or conversion rights that attach to the Options that are listed on Section 3.04 of the Disclosure Schedule, on the date hereof there are no shares of Common Stock or any other equity security of the Company issuable upon conversion or exchange of any issued and outstanding security of the Company nor are there any rights, options outstanding or other agreements to acquire shares of Common Stock or any other equity security of the Company nor is the Company contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares that would survive the Closing.

(ii) Section 3.04 of the Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete statement with respect to all Options that are outstanding as of the date of this Agreement, (1) the date of grant, (2) the strike price (where applicable), (3) any applicable vesting schedule and expiration date, (4) the type of Option (including whether such Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Code), and (5) whether any Option is or was eligible to be early exercised. Each Option has an exercise price that has been determined to be at least equal to the fair market value of a share of Common Stock on a date no earlier than the date of the corporate action authorizing the grant, (ii) no Option has had its exercise date or grant date “back-dated” or materially delayed, and (iii) all Options have been issued in compliance in all material respects with the Company Equity Plan and all applicable Laws and properly accounted for in accordance with GAAP.

(c) No Securityholder is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company that would survive the Closing. There are no outstanding bonds, debentures, notes or other Indebtedness of any Group Company having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter for which the holders of Company Stock may vote.

3.05 Financial Statements; Absence of Undisclosed Liabilities.

(a) The Company has made available to the Parent copies of the annual statement of the Insurance Subsidiary as of and for the annual periods ended December 31, 2017, 2018 and 2019 and the quarterly statements for each such annual period and the quarterly statements for the first three (3) calendar quarters of 2020, in each case as filed with the Texas Department of Insurance and together with the exhibits, schedules and notes thereto (collectively, the “Statutory Statements”). The Statutory Statements have been derived from the Books and Records, prepared in all material respects in accordance with SAP applied consistently throughout the periods involved, and present fairly, in all material respects, the statutory financial position and results of operations and, if applicable, cash flows of the Insurance Subsidiary, as of their respective dates and for the respective periods covered thereby in accordance with SAP; provided, however, that the Statutory Statements for the first three (3) calendar quarters of 2020 are subject to year-end adjustments and reclassifications and may lack certain footnote disclosures and other presentation items. All assets that are, or will be, as applicable, reflected as admitted assets on the Statutory Statements, to the extent applicable, comply, or will comply, as applicable, in all material respects with SAP and all Laws applicable to admitted assets.

(b) The Company has made available to the Parent copies of the following financial statements of the Company, in each case together with the exhibits, schedules and notes thereto (collectively, the “Group Companies Financial Statements” and, together with the Statutory Statements, the “Financial Statements”): (i) the audited consolidated financial statements (consisting of a balance sheet, statement of earnings (loss), statement of comprehensive income (loss), statement of shareholder’s equity and statement of cash flows) of the Group Companies, including the related footnotes, as of and for the annual periods ended December 31, 2017, 2018 and 2019; and (ii) the unaudited consolidated financial statements (consisting of a balance sheet, statement of income (loss), statement of comprehensive income (loss), statement of shareholder’s equity and statement of cash flows) of the Group Companies, including the related footnotes, as of and for the three-month period ended September 30, 2020. The Group Companies Financial Statements (A) have been derived from the Books and Records, (B) have been prepared in all material respects in accordance with GAAP applied consistently throughout the periods involved (except as described in the notes thereto), and (C) present fairly, in all material respects, the financial position and results of operations, and, if applicable, cash flows of the Group Companies as of their respective dates and for the respective periods covered thereby in accordance with GAAP; provided, however, that the unaudited Group Companies Financial Statements as of and for the three-month period ended September 30, 2020 are subject to year-end adjustments and reclassifications and may lack certain footnote disclosures and other presentation items. No material deficiency has been asserted by any Governmental Entity with respect to any of the Financial Statements that has not been resolved to the reasonable satisfaction of the applicable Governmental Entity. No material deficiency has been asserted by any Governmental Entity with respect to any of the Financial Statements that has not been resolved to the reasonable satisfaction of the applicable Governmental Entity.

(c) Section 3.05(c) of the Disclosure Schedule sets forth a true and correct list of all accounting practices used by the Insurance Subsidiary in connection with the Statutory Statements that depart from the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual or other guidance of any other Governmental Entity, as applicable (each such departure, a “Permitted or Prescribed Accounting Practice”). All such Permitted or Prescribed Accounting Practices have been approved by the applicable Governmental Entity at or prior to the time used by the Group Companies in connection with the applicable Statutory Statement. Since January 1, 2017, neither the Insurance Subsidiary nor any Person acting on behalf of the Insurance Subsidiary has sought approval for a permitted accounting practice that was either (i) not granted by the applicable Governmental Entity or (ii) granted by the applicable Governmental Entity but not used by the Insurance Subsidiary in connection with the applicable Statutory Statement.

(d) Except (i) to the extent reserved for in the Financial Statements as of December 31, 2019 or disclosed in the notes thereto and (ii) for Liabilities and obligations incurred in the ordinary course of business since December 31, 2019, there are no material Liabilities or obligations of the Company of any nature (whether accrued, absolute, contingent or otherwise) of a type that would be required to be disclosed, reflected or reserved for on a balance sheet or disclosed in the notes thereto prepared in accordance with SAP or GAAP, as applicable.

3.06 Absence of Certain Changes. Except as set forth in Section 3.06 of the Disclosure Schedule or as contemplated by the Transaction Agreements, from December 31, 2019 to the date of this Agreement, (a) the Company has conducted its business in the ordinary course in all material respects, (b) there has not occurred any event or events that, individually or in the aggregate, have had a Material Adverse Effect and (c) no Group Company has taken any action that, if taken after the date hereof without the consent of the Parent, would constitute a material breach of Section 5.01 had such Section been in effect from December 31, 2019 to the date of this Agreement.

3.07 Absence of Litigation.

(a) As of the date hereof, there are no Actions (other than claims under the Insurance Contracts, within applicable policy limits) pending or threatened in writing against any Group Company (i) which, if determined adversely to the applicable Group Company, would reasonably be expected to result in material liability to such Group Company or (ii) that seek an injunction reasonably expected to materially affect the conduct of the Group Companies’ respective businesses.

(b) There are no Actions pending or, to the Company’s knowledge, threatened against any Group Company that question the validity of, or seek injunctive relief with respect to, this Agreement or the right of the Company to enter into any of the Transaction Agreements.

3.08 Compliance with Laws.

(a) Since January 1, 2018, each Group Company has not been and currently is not in violation in any material respect of any Laws or Governmental Orders or material agreement with any Governmental Entities, in each case, applicable to it or its assets, properties or businesses. Since January 1, 2018, no Group Company has received any written notice or written communication or, to the Company’s knowledge, oral notification from any Governmental Entity regarding any asserted past or present failure to comply, in any material respect, with any Law or Governmental Order.

(b) No Group Company is a party to, or bound by, any material Governmental Order or material agreement with any Governmental Entity (including a consent agreement, memorandum of understanding with, or any commitment letter or similar undertaking to, any Governmental Entity), in each case, applicable to it or its assets, properties or businesses.

(c) Each Group Company has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by it and its directors, officers, employees with applicable Anti-Bribery Laws and Anti-Money Laundering Laws and since January 1, 2018, no director or officer the Group Companies or other employee or, to the Company’s knowledge, Representative of the Group Companies acting for or on behalf of any member the Group Companies has, directly or indirectly, (i) violated any applicable Anti-Bribery Laws or Anti-Money Laundering Laws, (ii) violated any applicable export control, money laundering or anti-terrorism Law or (iii) established or maintained any unrecorded fund or asset or made false entries in the Books and Records for the purpose of facilitating any of the matters set forth in clauses (i) and (ii) above.

3.09 Governmental Licenses and Permits.

(a) The Group Companies own, hold or possess all material governmental qualifications, registrations, licenses, permits or authorizations that are necessary for each of them to conduct its business and to own or use its assets and properties, as such business, assets and properties are conducted, owned and used on the date hereof (collectively, the “Permits”).

(b) (i) All Permits are valid and in full force and effect, (ii) the Company is not in default or violation, in any material respect, of any of the Permits and (iii) the Company is not the subject of any pending or threatened Action seeking the revocation, cancellation, amendment, suspension, limitation, termination, modification, impairment or non-renewal of any of the Permits and (iv) since January 1, 2018, no Group Company has received any written or, to the Company’s knowledge, oral notice from any Governmental Entity regarding (A) any actual or alleged violation of, or failure on the part of any Group Company to comply with, any term or requirement of any Permit or (B) any actual or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any of the Permits. Subject to obtaining the consents set forth in Section 7.01(d) of the Disclosure Schedule, none of the Permits will be subject to revocation, suspension, withdrawal or termination as a result of the consummation of the transactions contemplated hereby.

(c) Except as set forth in Section 3.09(c) of the Disclosure Schedule, all applications required to have been filed for the renewal of each Permit have been duly filed on a timely basis with, and the applicable fees paid to, the appropriate Governmental Entity, or the Permit nevertheless has been renewed, re-issued or otherwise resolved without adverse consequence in any material respect to the Company, and all other filings (and payment of fees in connection therewith) required to have been made with respect to each Permit have been duly made on a timely basis with the appropriate Governmental Entity, or if not filed on a timely basis, the lapse did not cause an adverse consequence in any material respect to the Company.

3.10 Intellectual Property.

(a) The Disclosure Schedule sets forth a true and correct list of: (1) in Section 3.10(a)(i) of the Disclosure Schedule, each item of Registered IP; (2) in Section 3.10(a)(ii) of the Disclosure Schedule, all Licensed IP Contracts related to Licensed IP other than Open Source Software and commercial off-the-shelf software or cloud services; (3) in Section 3.10(a)(iii) of the Disclosure Schedule, each Company IP Contract, other than rights granted to customers, agents, contractors or vendors in the ordinary course of business; and (4) in Section 3.10(a)(iv) of the Disclosure Schedule, all Social Media Accounts owned or controlled by any of the Group Companies.

(b) The Group Companies solely and exclusively own all right, title and interest to and in the Company IP free and clear of any Liens. Without limiting the generality of the foregoing:

(i) any Company Employee who is or was involved in the authorship, invention, creation, conception or development of any material Company IP, if any, has entered into a valid and enforceable written agreement (A) sufficient to irrevocably assign all Intellectual Property Rights authored, invented, created, conceived or developed by such Company Employee in the scope of his or her employment or engagement with the Group Companies and (B) containing confidentiality provisions protecting such Company IP;

(ii) no Company Employee has any claim, right or interest to or in any Company IP;

(iii) no funding, facilities or resources of any Governmental Entity, university, college or other educational institution or research center, were used in the development of any Company IP or Company Products;

(iv) no Company Employee has any obligation or duty to assign any right in or to the Company IP or Company Product to any Governmental Entity, university, college or other educational institution or research center;

(v) the Group Companies have taken commercially reasonable steps to maintain the confidentiality of all proprietary information within the Company IP held by the Group Companies, or purported to be held by the Group Companies, as a trade secret, and any confidential information or trade secrets provided to the Group Companies by any other Person under an obligation of confidentiality, and to the knowledge of the Company, no such proprietary information has been authorized to be disclosed or has actually been disclosed by the Group Companies to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such proprietary information; and

(vi) the Group Companies own or otherwise have a valid right to use, all Intellectual Property Rights and Intellectual Property needed to conduct the business of the Group Companies as currently conducted.

(c) All filings, payments and other actions required to be made or taken to maintain each item of Company IP that is Registered IP in full force and effect have been made by the applicable deadline. None of the Registered IP is subject to any interference, derivation, reexamination (including ex parte reexamination, inter partes reexamination, inter partes review, post grant review or covered business method review), or cancellation or opposition proceeding. Except as set forth in Section 3.10(c) of the Disclosure Schedule, there are no actions that must be taken by the Group Companies within three (3) months of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of perfecting, maintaining or renewing any Registered IP. No issuance or registration obtained and no application filed by the Group Companies in connection with the Company IP has been cancelled, abandoned, allowed to lapse or not renewed, except where the Group Companies have in its reasonable business judgment decided to cancel, abandon, allow to lapse or not renew such issuance, registration, or application.

(d) To the knowledge of the Company, since January 1, 2018, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP.

(e) The Group Companies have valid written licenses in respect of all Licensed IP of sufficient scope to permit the Company and its Subsidiaries to conduct their business without infringing or violating the rights of any other Person.

(f) None of the Group Companies is infringing, misappropriating or otherwise violating, nor since January 1, 2018, has infringed, misappropriated or otherwise violated, any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing: (i) no Company Product has, since January 1, 2018, infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person; (ii) no infringement, misappropriation or similar claim or legal proceeding is pending or has been threatened against the Group Companies; (iii) since January 1, 2018, none of the Group Companies has received any notice or other communication (in writing or otherwise) (A) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person (B) inviting any of the Group Companies to license the Intellectual Property Rights of another Person or (C) claiming that any Company Product or the operation of the business constitutes unfair competition or trade practices under any Laws; and (iv) to the knowledge of the Company, no claim or legal proceeding involving any Licensed IP is pending or has been threatened, except for any such claim or legal proceeding that, if adversely determined, would not adversely affect (A) the use or exploitation of such Licensed IP by any of the Group Companies or (B) the provision, delivery or sale of any Company Product.

(g) To the knowledge of the Company, none of the Company Software: (i) contains any bug, defect, vulnerability or error that materially and adversely affects the use, functionality, security or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (ii) fails materially to comply with any applicable warranty or other contractual commitment relating to the use, functionality, security or performance of such Company Software or any product or system containing or used in conjunction with such Company Software.

3.11 Information Technology, Data Security and Privacy.

(a) All Company Data is owned by a Group Company, free and clear of all Liens.

(b) The Group Companies have established an Information Security Program, compliant with Privacy Requirements in all material respects, and there have been no material violations of the Information Security Program. The Company IT Systems currently used by the Group Companies are in good working condition, do not contain any malicious code or defect that adversely impacts the Company IT Systems, and operate and perform as necessary to conduct the business of the Group Companies. All material Company Data will continue to be available for Processing by the Group Companies following the Closing on substantially the same terms and conditions as existed immediately before the Closing. The Group Companies and, with respect to the Processing of Company Data, its Data Processors comply and have complied at all times in all material respects with the applicable Company Privacy Policies and Privacy Requirements. To the extent required by Privacy Requirements or Company Privacy Policies, (i) Personal Data is Processed by the Group Companies and its Data Processors in an encrypted manner, and (ii) Personal Data is securely deleted or destroyed by the Group Companies and its Data Processors. Neither the execution, delivery or performance of this Agreement nor any of the other agreements contemplated by this Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements violate any Privacy Requirements or Company Privacy Policies.

(c) The Group Companies and, to the knowledge of the Company, its Data Processors have not suffered a Data Breach, have not been required to notify any Person or Governmental Entity of any Data Breach, and have not been adversely affected by any malicious code or denial of service attacks on any Company IT Systems. None of the Group Companies or any third party acting at the direction or authorization of the Group Companies has paid any perpetrator of any actual or threatened Data Breach or cyber attack, including a ransomware attack or a denial of service attack. The Group Companies have not received a written notice (including any enforcement notice), letter, or complaint from a Governmental Entity or any Person alleging noncompliance or potential noncompliance with any Privacy Requirements or Company Privacy Policies and has not been subject to any proceeding relating to noncompliance or potential noncompliance with Privacy Requirements or the Group Companies’ Processing of Personal Data.

3.12 Environmental Matters. (a) Since January 1, 2018, no Group Company has received a written notice, request for information, claim or demand from any Governmental Entity alleging liability in connection with the violation of any Environmental Law, (b) there are no material Actions pending or, to the Company’s knowledge, threatened against any Group Company arising under any Environmental Law, and (c) since January 1, 2018 to the date hereof, the Group Companies are and have been in compliance in all material respects with any applicable Environmental Laws.

3.13 Material Contracts.

(a) Section 3.13(a) of the Disclosure Schedule contains a true, complete and correct list of each Material Contract. A “Material Contract” means each written contract, agreement, instrument or other legally binding and enforceable commitment or under which any Group Company otherwise has material continuing obligations, including all amendments and supplements thereto and assignments and extensions thereof in force as of the date hereof (other than Reinsurance Agreements, Insurance Contracts, Standard Agency Agreements, Company Benefit Plans (except with respect to clauses “(xv)” and “(xvi)” below), and any contracts, agreements, instruments or commitments that relate to the acquisition, disposition or custody of Investment Assets) to which a Group Company is a party, in each case, that:

(i) involved aggregate payments by a Group Company in excess of $100,000 during the twelve (12)-month period ended December 31, 2020, or is expected to involve in any future twelve (12)-month period, the delivery by a Group Company of goods or services with a fair market value in excess of $100,000 during any such period;

(ii) involved receipt of payments by the Group Companies in excess of, or any property with a fair market value in excess of, $100,000 during the twelve (12) -month period ended December 31, 2020, or that is expected to involve such receipt of payments in any future twelve (12)-month period;

(iii) set forth or required to be set forth in Sections 3.10(a)(ii) of the Disclosure Schedule;

(iv) is a license (as licensor or licensee), sublicense or other contract of Intellectual Property material to the business of the Group Companies granting rights to such Intellectual Property to or from a Group Company involving aggregate payments in excess of $100,000 during the twelve (12)-month period ended December 31, 2020, other than commercial off-the-shelf software or cloud services licensed in the ordinary course of business for a license fee of $100,000 or less during the twelve (12)-month period ended December 31, 2020;

(v) contains covenants limiting (A) the ability of any Group Company in any material respect to engage in any line of business or to compete with any Person or to do business in any geographic area, or that contains covenants limiting the ability of any Person to provide material products or services to any Group Company, in each case except for contracts and agreements that limit the ability of any Group Company to solicit the employment of, or hire individuals employed by, other Persons or (B) the ability of any Group Company to amend or alter the terms, features, benefits or available options of any Insurance Contracts;

(vi) contains any material restriction on the ability of any Group Company or any of its Affiliates (or, after consummation of the transactions contemplated hereby, the Parent or any of its Affiliates) to solicit specified customers or prospective customers for the purchase, renewal, lapse, or surrender of Insurance Contracts or to alter or change their existing elections or options under the Insurance Contracts;

(vii) provides for any obligation to loan or contribute funds to, or make investments in, another Person, in each case except for Investment Assets;

(viii) relates to the incurrence of any Indebtedness in excess of $100,000;

(ix) is a limited liability company, partnership, joint venture or other similar contract relating to the formation, creation, operation, management or control of any partnership or joint venture in respect of the business of the Group Companies;

(x) is a material third party administration or other insurance policy administration agreement;

(xi) is an investment management agreement with any Affiliate of the Company or any third party in respect of assets held in the general accounts of the Group Companies;

(xii) is a contract (other than any Company Benefit Plan) between a Group Company, on the one hand, and any director or officer of a Group Company (or any Affiliate of a director or officer (other than the Group Companies) of a director, or officer), on the other hand;

(xiii) is a collective bargaining agreement with a labor union, works council, or other labor organization;

(xiv) provides for any guarantee or surety by any Group Company of the obligations of any other Person;

(xv) is a contract for the employment of any officer or employee of the Group Companies who receives annual compensation in excess of $100,000;

(xvi) is a contract that provides for the payment of severance benefits, retention bonuses or change of control payments to any employee or other individual service provider of any Group Company in connection with the transactions contemplated by this Agreement (either alone or in combination with any other event);

(xvii) is a contract of distribution, agency or representation;

(xviii) is a contract which provides for the receipt of an expenditure of more than $100,000;

(xix) is a lease or sublease, either as lessee or sublessee, lessor or sublessor, of personal property or intangibles, or whether the lease or sublease provides for an annual rent in excess of $100,000;

(xx) is an Intercompany Agreement;

(xxi) requires any Group Company to maintain a minimum rating issued by a credit rating agency that would give rise to any violation, breach or default by a Group Company thereunder, or that would permit any modification, acceleration or termination thereof, in the event of any ratings downgrade of any Group Company;

(xxii) grants a right of first refusal or first offer or similar right, to the extent relating to the Group Companies;

(xxiii) pursuant to which any material Lien, other than a Permitted Lien, is placed or imposed on any material asset of the Group Companies;

(xxiv) is a contract that relates to the acquisition or disposition of any company or business or a material portion of the assets of any company or business (whether by merger, sale of stock, sale of assets or otherwise), other than Investment Assets in the ordinary course of business;

(xxv) is a contract under which any Group Company may become obligated to pay any brokerage or finder’s or similar fees or expenses in connection with the transactions contemplated by this Agreement;

(xxvi) is a contract that provides for a “most favored nation” status for any party thereto;

(xxvii) is a contract that relates to the administration, claims, underwriting, investment management or other material functions of the business of the Group Companies, including any third-party administration or other insurance policy administration contracts relating to the Insurance Contracts;

(xxviii) is a contract that relates to any interest rate, derivatives or hedging transactions;

(xxix) is a contract with any Governmental Entity (other than a Permit);

(xxx) is a lease of real property;

(xxxi) pursuant to which the Company or any of its Subsidiaries is bound to, or has committed to provide or license, any Company Product to any third party on an exclusive basis or to acquire or license any product or service on an exclusive basis from a third party; or

(xxxii) contains a legally binding commitment or obligation to enter into any of the foregoing.

(b) The Company has made available to the Parent a complete and correct copy of each Material Contract as of the date of this Agreement. Each Material Contract and each Material Agency Agreement is a legal, valid and binding obligation of the applicable Group Company party thereto and, to the Company’s knowledge, each other party to such Material Contract or Material Agency Agreement, and is enforceable against the applicable Group Company party thereto and each such other party, in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, and subject to the limitations imposed by general equitable principles (whether or not such enforceability is considered in a proceeding at law or in equity)). The Group Company party thereto has performed in all material respects the obligations required to be performed by it as of the date hereof and as of the Closing Date, as applicable, under each Material Contract and Material Agency Agreement to which it is a party and neither the Group Company party thereto nor, to the Company’s knowledge, any other party to a Material Contract or Material Agency Agreement is in material violation, material default or material breach under a Material Contract or Material Agency Agreement, has failed to perform any material obligation under a Material Contract or Material Agency Agreement, or has received any written or oral claims of such material violation, material breach or material default by it. None of the Group Companies has received any written or, to the Company’s knowledge, oral notice in respect of a cancellation, termination or non-renewal right that remains in effect, or of an intent or reservation of right to cancel, terminate, close-out or not renew any Material Contract or Material Agency Agreement or any transaction thereunder.

(c) None of the Group Companies has waived or released any material claims, rights or defenses to which such Group Company may be or hereafter may become entitled under the terms and conditions of any Material Contract or Material Agency Agreement.

(d) There are no contracts pursuant to which any Group Company is bound relating to the disposition of any material assets or business under which any of the Group Companies may have any actual or contingent material rights, benefits or liabilities that remain in effect.

3.14 Affiliate Transactions; Intercompany Accounts.

(a) Section 3.14(a) of the Disclosure Schedule sets forth a true, complete and correct list, as of the date hereof, of all material contracts, agreements, leases, licenses and other instruments (whether or not reduced to writing), other than any Insurance Contracts, between a Group Company, on the one hand, and any other Group Company, on the other hand (collectively, “Intercompany Agreements”). Since December 31, 2020, there has not been any accrual of liability by any Group Company or other transaction between the members of the Group Companies, except in the ordinary course of business or pursuant to this Agreement.

(b) Section 3.14(b) of the Disclosure Schedule sets forth a true, complete and correct list and amount, as of November 30, 2020, of each Intercompany Account balance (including with respect to any intercompany loan, note, advance, receivable and payable), in each case, between members of the Group Companies (the “Intercompany Account(s)”).

3.15 Employees and Labor Matters.

(a) The Company has made available a list of each Company Employee as of ten (10) Business Days before the date hereof, and such list includes, for each Company Employee, such employee’s (i) wages, salary or hourly rate of pay, (ii) commission, bonus, or other short-term cash incentive compensation opportunity, (iii) date of hire, (iv) job title, (v) exempt or non-exempt status under the Fair Labor Standards Act and (vi) principal work location (including, for Company Employees who primarily work remotely, their primary remote work location). No Company Employee’s principal work location is outside of the United States.

(b) No Group Company is party to or is otherwise bound by any collective bargaining agreement and there are no labor unions or other organizations or groups representing, purporting to represent or attempting to represent any of the Company Employees. There is no pending or, to the knowledge of the Company, threatened strike, slowdown, picketing or work stoppage by, or lockout of, or other similar labor activity or organizing campaign, or any unfair labor practice charges or proceedings, or other disputes involving a labor organization or with respect to unionization or collective bargaining with respect to any of the Company Employees as of the date hereof.

(c) The Group Companies are, and for the past three years have been, in material compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to Company Employees and independent contractors of the Group Companies, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. Except as would not result in a material Liability for the Group Companies, all individuals characterized and treated by the Group Companies as consultants or independent contractors are properly treated as independent contractors under all applicable Laws. Except as would not result in a material Liability for the Group Companies, all Company Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Group Companies pending, or to the Group Companies’ knowledge, threatened in writing to be brought or filed, in connection with the employment of any current or former applicant, Company Employee, consultant, volunteer, intern or independent contractor of the Group Companies, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws. To the knowledge of the Company, no director, officer or other managerial employee of the Group Companies currently is the subject of any sexual harassment complaint, allegation or investigation by any Governmental Entity, and neither the Company nor any Group Company has, within the last five (5) years, been subject to any lawsuit, arbitration or settlement involving allegations of sexual harassment.

(d) The Group Companies have complied with all material information reporting and backup withholding requirements pertaining to the Group Companies, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee or individual independent contractor of any Group Company.

(e) The Group Companies are in material compliance with the Worker Adjustment and Retraining Notification Act of 1988 (29 USC § 2101), as amended, and any other applicable Laws regarding redundancies, reductions in force, mass layoffs, and plant closings (collectively, the “WARN Act”) and have no material liabilities or obligations pursuant thereto. During the last six (6) years, there has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to any Company Employees for which proper notice under the WARN Act was not provided.

3.16 Employee Benefit Plans and Related Matters.

(a) Section 3.16(a) of the Disclosure Schedule contains a true and complete list of each material Company Benefit Plan.

(b) The Company has made available to the Parent accurate, current and complete copies of each of the following, as applicable for each material Company Benefit Plan: (i) all current plan documents (together with all amendments thereto) or, in the case of an unwritten Company Benefit Plan, a written summary of all material plan terms; (ii) current summary plan descriptions and summaries of material modifications thereto; (iii) copies of all current related trust agreements and other funding arrangements, insurance policies and contracts; (iv) for each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion or advisory letter from the Internal Revenue Service; (v) the most recent financial statements or actuarial report; (vi) the most recently filed Form 5500; and (vii) any non-routine correspondence with any Governmental Entity relating to any Company Benefit Plan since January 1, 2018.

(c) No Company Benefit Plan is, and none of the Group Companies maintain, sponsor, contribute to, or has an obligation to contribute to or any other Liability (including on account of any ERISA Affiliate), under or with respect to: (i) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA; (ii) a plan that is subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210(a) of ERISA; (iv) a multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA); or (v) a “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code.

(d) Each Company Benefit Plan has been maintained, operated, funded and administered in all material respects in accordance with its terms and the requirements of Law, including the Code and ERISA, in each case to the extent applicable. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is the subject of an opinion or advisory letter from the Internal Revenue Service as to its qualification under that section of the Code and nothing has occurred that could reasonably be expected to adversely affect such qualification under Section 401(a) of the Code or the tax exempt status of any trust relating to such Company Benefit Plan. Nothing has occurred that has subjected or could reasonably be expected to subject the Group Companies to any material Liability with respect to any Company Benefit Plan on account of (i) a penalty under Section 502 of ERISA, (ii) a tax or penalty under Chapter 43 of the Code or (iii) a breach of fiduciary duties under ERISA.

(e) No Company Benefit Plan provides for or promises post-termination or post-retirement health benefits, whether medical or dental, life insurance or other welfare benefits, to current or former employees, directors or consultants of any of the Group Companies (or beneficiaries thereof) and none of the Group Companies has any Liability to provide such health or welfare benefits, in each case other than as required under COBRA or other applicable Law. None of the Group Companies or any of their ERISA Affiliates has any material Liability on account of a violation of COBRA, 4980D or 4980H of the Code, and none of the Group Companies has any material Liability on account of a violation of the “Affordable Care Act.”

(f) Except as would not result in a material Liability for the Group Companies, with respect to each Company Benefit Plan, all benefits, contributions, fees, expenses and premium payments for coverage due or required to have been made have been timely made or properly accrued and reflected in the financial statements.

(g) None of the Group Companies has, and, to the Company’s knowledge, no fiduciary of any Company Benefit Plan has, engaged in any prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty, in each case with respect to any Company Benefit Plan that would be reasonably likely to subject any of the Group Companies to any material Tax or penalty or other material Liability imposed by ERISA or the Code or other applicable Law.

(h) There is no pending or, to the Company’s knowledge, threatened claim, assessment, audit, inquiry, complaint, proceeding or investigation of any kind (including in any court or with any Governmental Entity) with respect to any Company Benefit Plan (or its related assets or trusts, or any fiduciary, administrator or sponsor thereof) (other than routine claims for benefits in the normal operation of such Company Benefit Plan).

(i) Each Company Benefit Plan that is subject to Section 409A of the Code has been administered, operated and maintained in all material respects in compliance with Section 409A of the Code and all applicable regulatory guidance, and none of the Group Companies has been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code. None of the Group Companies has any obligation to make a “gross-up” or similar payment with respect to any Taxes that may become payable under Section 409A of the Code.

(j) Neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or individual consultant of any of the Group Companies (or the dependents of such Persons) to severance pay, any other payment or benefit, any cancellation of indebtedness or any increase in compensation; (ii) accelerate the time of payment, funding or vesting or increase the amount of compensation or benefits due or payable to any such individual under any Company Benefit Plan or other plan, contract or arrangement; (iii) limit or restrict the right of the Group Companies to merge, amend or terminate any Company Benefit Plan; or (iv) increase the amount payable under any Company Benefit Plan or other plan, contract or arrangement.

(k) No amount paid or payable (whether in cash, in property or in the form of benefits) by the Group Companies in connection with any of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will be, or will result in, an “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to receive any gross-up or other additional payment from the Company or any of the Group Companies as a result of the imposition of a Tax under Section 4999 of the Code.

3.17 Insurance Contracts and Insurance Regulatory Matters.

(a) Since January 1, 2017, to the extent required under applicable Law, all policy forms, amendments, applications and certificates pertaining thereto and rates in use by the Insurance Subsidiary (collectively, the “Policy Forms”) with respect to the Insurance Contracts are on forms approved by the applicable Governmental Entities or which have been filed with and not objected to by such Governmental Entities within the period provided by applicable Law for objection and all such Policy Forms comply in all material respects with applicable Law. No material deficiencies have been asserted by any Governmental Entity with respect to any such filings which have not been cured or otherwise resolved.

(b) The Company has made available to the Parent complete and correct copies of (i) all material reports, statements, documents, filings, notices, submissions and registrations (including registrations as a member of an insurance holding company system) and any supplements, modifications or amendments thereto filed since January 1, 2017 by the Insurance Subsidiary with applicable Governmental Entities through the date hereof, each of which were timely filed and were in material compliance with applicable Laws when filed or as amended or supplemented, (ii) all financial examination and market conduct examination reports of all applicable Governmental Entities with respect to the Insurance Subsidiary issued since January 1, 2017 through the date hereof and (iii) all analyses and reports submitted by the Insurance Subsidiary to any Insurance Regulator since January 1, 2017 through the date hereof relating to its risk based capital calculations. All material deficiencies or violations noted in the examination reports described in clause (i) of the preceding sentence have been resolved to the reasonable satisfaction of the insurance Governmental Entity that noted such deficiencies or violations. To the Company’s knowledge, the Insurance Subsidiary is not, as of the date hereof, subject to any pending financial or market conduct examination by any applicable Governmental Entities.

(c) As of the date hereof, there are no material unpaid claims or assessments made against the Insurance Subsidiary by any state insurance guaranty associations or similar organizations in connection with such association’s insurance guarantee fund.

(d) The Insurance Subsidiary is not “commercially domiciled” under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its jurisdiction of organization.

3.18 Reinsurance.

(a) Section 3.18 of the Disclosure Schedule sets forth a true and correct list of all Reinsurance Agreements to which the Insurance Subsidiary is a party as of the date hereof. The Company has made available to the Parent a complete and correct copy of each Reinsurance Agreement in effect as of the date hereof. Each Reinsurance Agreement is a legal, valid and binding obligation of the Insurance Subsidiary party thereto and, to the Company’s knowledge, each other party thereto, and is enforceable against the Insurance Subsidiary party thereto, and each other party thereto, in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, and subject to the limitations imposed by general equitable principles (whether or not such enforceability is considered in a proceeding at law or in equity)). Neither the Insurance Subsidiary nor, to the knowledge of the Company, any of the other parties to any Reinsurance Agreement is in material default or material breach or has failed to perform any material obligation under any such Reinsurance Agreement, and there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both), nor has the Insurance Subsidiary received or given any notice from any party to any Reinsurance Agreement of any dispute (including with respect to the determination of any non-guaranteed elements) or default with respect to such Reinsurance Agreement or notice of termination, recapture, rescission or acceleration. No reinsurer under any Reinsurance Agreement has sought to deny or limit coverage under any Reinsurance Agreement. There are no pending or threatened Actions with respect to any Reinsurance Agreement. No party to any Reinsurance Agreement has given written notice that remains in effect of termination (provisional or otherwise) or recapture in respect of any Reinsurance Agreement.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby to which the Company is a party, including the Merger, will not violate, or result in a right to terminate, recapture, rescind or modify, any Reinsurance Agreement or any coverage provided by any party thereto.

(c) Section 3.18(c) of the Disclosure Schedule sets forth a list of all Liens, collateral or security arrangements, including by means of a credit for reinsurance trust or letter of credit, to or for the benefit of any cedant under any Reinsurance Agreement.

3.19 Producers; Third-Party Administrators. To the knowledge of the Company, since January 1, 2017, each Producer that managed, administered or sold insurance business for the Insurance Subsidiary, at the time such Person managed, administered or sold such business, was duly licensed as required by Law (for the type of business managed or administered or sold, as the case may be, on behalf of the Insurance Subsidiary), and to the knowledge of the Company, no such third party administrator or Producer has been since January 1, 2017, or is in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to the administration or management of insurance business or the solicitation and sale of the Insurance Contracts, as applicable, for the Insurance Subsidiary, except for such failures to be licensed or such violations which (i) have been cured, resolved or settled through agreements with applicable Governmental Entities, (ii) are barred by an applicable statute of limitations or (iii) otherwise would not have a Material Adverse Effect.

3.20 Investment Assets.

(a) The Company has made available to the Parent a true, complete and correct list of all Investment Assets as of September 30, 2020. A Group Company, or a trustee acting on the Group Company’s behalf, have valid title to all Investment Assets, free and clear of any Liens other than Permitted Liens. As of the date hereof, none of the Investment Assets are subject to any material Liability to fund any capital calls or capital commitments or similar obligations, and there are no material options, put agreements or other arrangements relating to the Investment Assets to which the Company may be subject upon or after the Closing.

(b) No Group Company (i) has received written notice that any of the Investment Assets is in default in any payment of principal, distributions, interest, dividends or any other material payment or performance obligation thereunder, (ii) is aware of any breach of, or default under, any covenants of any of the Investment Assets, (iii) is aware that any Investment Assets are or should be classified as non-performing, non-accrual, ninety (90) days past due, still accruing and doubtful of collection, in foreclosure or any comparable classification, or permanently impaired to any extent or (iv) is aware that any Investment Assets are otherwise subject to impairment of carrying value under GAAP or SAP, except where the failure of the representations and warranties contained in clause (i), (ii), (iii) or (iv) above to be true and correct would not have a Material Adverse Effect.

(c) The Investment Assets comply in all material respects with, and the Company has made available to the Parent complete and correct copies of, the investment guidelines and policies and the hedging guidelines with respect to the business of the Group Companies as of the date hereof (collectively, the “Investment Guidelines”). No material changes have been made to the Investment Guidelines since January 1, 2017, except as set forth in Section 3.20(c) of the Disclosure Schedule.

3.21 Insurance.

(a) As of the date of hereof, the Group Companies maintain the insurance policies and coverages set forth in Section 3.21(a) of the Disclosure Schedule, all premiums due thereunder have been paid when due in all material respects and all such policies are in full force and effect and no written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect has been received by the Group Companies.

(b) None of the Group Companies, nor to the knowledge of the Company, any insurer under the insurance policies and coverages set forth in Section 3.21(a) of the Disclosure Schedule, is in violation or breach in any material respect of, or default in any material respect under, any provision thereof.

(c) There are no material claims by any Group Company pending under any such insurance policies as to which coverage has been denied by the insurer or as to which, after reviewing the information provided with respect to such claim, the insurer has advised in writing that it intends to deny.

3.22 Property.

(a) No Group Company owns any real property.

(b) Section 3.22(b) of the Disclosure Schedule contains a true, complete and correct list, as of the date hereof, of all leases, subleases and occupancy agreements, together with any material amendments thereto (the “Real Property Leases”), with respect to all real property leased, subleased or otherwise used or occupied by the Group Companies as of the date hereof (the “Leased Real Property”). To the Company’s knowledge, the Real Property Leases are in full force and effect, and a Group Company holds a valid and existing leasehold interest under each such Real Property Lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights Laws, and subject to Permitted Liens. The Company has made available to the Parent complete and accurate copies of each of the Real Property Leases, and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies made available to the Parent. To the Company’s knowledge, no Group Company is in default in any material respect under any of the Real Property Leases, and there have been no material disputes with respect to any Real Property Lease that would (with notice or passage of time or both) give rise to a material default by the Group Companies.

3.23 Taxes. Except as set forth in Section 3.23 of the Disclosure Schedule:

(a) (i) All income and other material Tax Returns required to be filed by, on behalf of or with respect to Group Companies have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings), (ii) such Tax Returns were correct and complete in all material respects when filed and (iii) all amounts shown on such Tax Returns as due, and all other material Taxes required to be paid by or with respect to the Group Companies, have been fully and timely paid.

(b) The Group Companies have complied in all material respects with all applicable Laws relating to withholding of Taxes and Tax information reporting, and have duly and timely withheld and paid over to the appropriate Tax Authority all material amounts required to be so withheld and paid over.

(c) No written waiver of any statute of limitations relating to income Taxes for which any Group Company is liable and that remains in effect has been granted.

(d) No Taxes with respect to the Group Companies are under audit or examination by any Tax Authority, and no Tax Authority has asserted in writing any material deficiency with respect to Taxes against any of the Group Companies with respect to any taxable period for which the period of assessment or collection remains open.

(e) The Group Companies are not a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes. The Group Companies are not a party to any Tax sharing or similar Tax agreements (relating to sharing of consolidated, combined or unitary Taxes among members of a consolidated, combined or unitary group) pursuant to which it will have any obligation to any Person to make any payments after the Closing Date, other than any such obligations that arise pursuant to this Agreement, or any agreement the primary subject of which is not Taxes.

(f) The Group Companies will not be required to include any item of income in taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under section 481 of the Code (or any corresponding provision of state, local or foreign income Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) election under Section 965 of the Code.

(g) Section 3.23(g) of the Disclosure Schedule sets forth a complete and accurate schedule of any amounts any of the acquired companies shall be required to include in income after the Closing Date under Section 13523(e) of the Tax Cuts and Jobs Act, Public Law No: 115-97.

(h) The Group Companies have not entered into a closing agreement pursuant to section 7121 of the Code (or any predecessor provision or any similar provision of state or local law) that would be binding upon such Company after the Closing Date and the Group Companies do not have any liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), under any agreement or arrangement, or by contract (other than any agreement the primary subject of which is not Taxes).

(i) The Group Companies have not entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 and, with respect to each transaction in which the any Group Company has participated that is a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under applicable Law.

(j) Since December 31, 2015, the Group Companies have not been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of applicable Law) applied.

(k) The Financial Statements accrue and make full provision for all Taxes incurred by the Group Companies, or for which the Group Companies may be liable, on a joint and several basis, except to the extent that a shortfall in such provision would be immaterial.

3.24 Actuarial Reports. Section 3.24 of the Disclosure Schedule lists the final versions of all material actuarial reports that (i) were prepared since January 1, 2017 to the date hereof, (ii) relate to the business or the Group Companies and (iii) were prepared by external actuaries or, to the extent made available to any Governmental Entity, internal actuaries. The Company has made available to the Parent complete and correct copies of all such actuarial reports, together with all attachments, addenda, supplements and modifications thereto.

3.25 Reserves. The Reserves of the Insurance Subsidiary contained in the Statutory Statements, except as otherwise noted in the Statutory Statements and notes thereto: (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied and were fairly stated in accordance with sound actuarial provisions, (ii) were computed on the basis of assumptions consistent with those used in computing the corresponding Reserves in the Statutory Statements for the prior year, (iii) were based on actuarial assumptions which produced Reserves at least as great as those called for in any contract provision as to reserve basis and method, and are in accordance with all other contract provisions in all material respects and (iv) satisfied SAP and the requirements of all applicable Law. Neither this Section 3.25 nor anything else in this Agreement shall constitute a representation or warranty to the effect that such Reserves will be sufficient or adequate for the purposes for which they were established.

3.26 Brokers. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Group Companies for which the Parent or the Surviving Company would be liable following the Closing.

3.27 Books and Records; Internal Controls.

(a) The Books and Records (i) are true, complete and correct in all material respects, (ii) have been maintained in all material respects in accordance with applicable Law and (iii) fairly present and reflect, in all material respects, the business of the Group Companies and all material transactions and actions related thereto. All material electronic data associated with the Books and Records is accessible and readable using currently available technology by individuals in its current form.

(b) The Group Companies maintain, in all material respects, accurate Books and Records reflecting their assets and liabilities and maintain, in all material respects, proper and adequate systems of internal accounting controls designed to provide reasonable assurances that: (i) transactions are executed with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of its financial statements in conformity in all material respects with SAP or GAAP, as applicable, and to maintain accountability for its assets; (iii) access to its assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

(c) None of the Group Companies nor any of their directors, officers or employees have received any non-frivolous written complaint, allegation, assertion or claim or, to the Company’s knowledge, any non-frivolous oral complaint, allegation, assertion or claim regarding the accounting, reserving or auditing practices, procedures, methodologies or methods of the Group Companies or their internal accounting controls, including any non-frivolous complaint, allegation, assertion or claim that the Group Companies have engaged in questionable accounting, reserving or auditing practices.

(d) The Group Companies have in place risk management and disaster recovery policies and procedures sufficient in scope and operation to protect against material risks of the types reasonably expected to be incurred by Persons similarly situated.

3.28 Director and Officer Claims. As of the date hereof, there are no claims pending or, to the Company’s knowledge, threatened in writing (a) by or against any current or former officer or director of any of the Group Companies in his or her capacity as an officer or director of the Group Companies or (b) by the Group Companies against any current or former officer or director of the Company in his or her capacity as an officer or director of the Group Companies.

3.29 Vote Required. The Stockholder Approval is the only vote of any class or series of the Company Stock required to approve this Agreement and the transactions contemplated by this Agreement, including the Merger.

3.30 No Other Representations or Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE III (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULE), NONE OF THE GROUP COMPANIES NOR ANY AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE PARENT, THE MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE III (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULE), ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PARENT AND THE MERGER SUB

The Parent and the Merger Sub, jointly and severally, represent and warrant to the Company that:

4.01 Organization and Power. The Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. The Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. There is no pending, or to the knowledge of the Parent, threatened, action for the dissolution, liquidation or insolvency of either the Parent or the Merger Sub.

4.02 Authorization; Stock Election Shares.

(a) The execution, delivery and performance of this Agreement by the Parent and the Merger Sub and the consummation of the transactions contemplated hereby (including the potential issuance of Parent Common Stock up to the maximum amount contemplated by Section 1.11) have been duly and validly authorized by all requisite corporate action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. No vote of Parent’s equityholders is required to approve this Agreement or for Parent to consummate the transactions contemplated hereby (including the potential issuance of Parent Common Stock up to the maximum amount contemplated by Section 1.11). This Agreement has been duly executed and delivered by the Parent and the Merger Sub and, assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of the Parent and the Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally and subject to the limitations imposed by general principles of equity affecting the availability of specific performance and other equitable remedies (whether or not such enforceability is considered in a proceeding at law or in equity).

(b) The shares of Parent Common Stock comprising the Accredited Investor Stock Election Consideration, when issued by Parent in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will be offered, issued, sold and delivered by Parent in compliance with all applicable federal and state securities Laws.

4.03 No Violation. Subject to (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with and filings under the HSR Act and any other applicable Antitrust Law and (iii) the filing of any applications of and receipt of any approvals from Governmental Entities required to effect the transactions contemplated hereby, neither the Parent nor the Merger Sub is subject to or obligated under its certificate or articles of incorporation, its bylaws (or similar organizational documents), any applicable Law, or any material Contract, or any Permit, or subject to any Governmental Order, which would be breached or violated in any material respect by the Parent’s or the Merger Sub’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby (including the potential issuance of Parent Common Stock up to the maximum amount contemplated by Section 1.11).

4.04 Governmental Consents, etc. Except for (i) the applicable requirements of the HSR Act and any other Antitrust Law, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) the Governmental Approvals set forth on Section 7.01(d) of the Disclosure Schedule neither the Parent nor the Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Parent or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.05 Litigation. As of the date hereof, there is no Action pending or, to the Parent’s knowledge, threatened against the Parent or the Merger Sub at law or in equity, or before or by any Governmental Entity, which would have a Parent Material Adverse Effect. The Parent and/or the Merger Sub are not subject to any outstanding Governmental Order.

4.06 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Parent or the Merger Sub.

4.07 Financial Ability. Parent has, and at the Closing will have, sufficient funds in cash (through a combination of cash on hand and available committed financing) to pay the Merger Consideration (including any adjustments thereto in accordance with this Agreement), all other amounts payable hereunder and any fees or expenses incurred by Parent, Merger Sub or their respective Affiliates in connection with the transactions contemplated by this Agreement. Each of Parent and Merger Sub acknowledges and agrees that (x) none of the Group Companies nor any of their respective Affiliates nor any of their respective Representatives has any responsibility for any equity or debt financing that Parent may raise in connection with the transactions contemplated by this Agreement, (y) it is not a condition to Closing under this Agreement for Parent to obtain any equity or debt financing, and (z) Parent does not have the right to terminate this Agreement for failure to obtain any equity or debt financing.

4.08 Parent SEC Reports; Registration Statement. Parent and its Subsidiaries have filed each report and definitive proxy statement (together with all amendments thereof and supplements thereto) required to be filed by Parent or any of its Subsidiaries pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the SEC since November 21, 2019 (as such documents have since the time of their filing been amended or supplemented, the “Parent SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, the Parent SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. At the time that the Registration Statement is declared effective by the SEC, the Registration Statement (i) shall comply as to form in all material respects with the requirements of the Exchange Act, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.09 Investigations. Parent acknowledges that it (directly or through its Affiliates or Representatives) has received access to such books and records, facilities, equipment, contracts and other assets of the Group Companies and their businesses which it and its Representatives have desired or requested and deemed necessary to review, and that it and its Representatives have had full opportunity to meet with the management of the Group Companies, and to discuss the business and assets of the Group Companies and to enable it to make an informed and intelligent decision with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Parent acknowledges and agrees that it has made to its full satisfaction its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Group Companies, their businesses and the transactions contemplated by this Agreement and, in making its determination to proceed with the transactions contemplated by this Agreement, Parent has relied solely on the results of such inquiry and investigation and on the express representations and warranties of the Company in Article 3 (including the related portions of the Disclosure Schedule).

4.09 No Other Representations or Warranties. Parent acknowledges and agrees that (i) the specific representations and warranties expressly made by the Company in Article III of this Agreement (including the related portions of the Disclosure Schedule) are the sole and exclusive representations, warranties, and statements of any kind made by the Company on which Parent may rely in connection with the transactions contemplated by this Agreement, (ii) the Company and its Affiliates and Representatives are not making and have not made, and no other Person has made, nor is Parent relying upon nor will Parent rely upon, any other representation, warranty or statement of any kind or nature, expressed or implied, at law or in equity, whether in written, electronic or oral form (including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any Liabilities, the prospects of the Group Companies, the probable success or profitability of the Group Companies or the accuracy or completeness of, or any omission to state or to disclose in, any memoranda, documents, projections, forecasts, materials or other information (financial or otherwise) regarding the Group Companies furnished to Parent, its Affiliates or its Representatives, or made available to Parent, its Affiliates and its Representatives in any “data rooms,” “virtual data rooms,” management presentations, meetings, calls or correspondence or in any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter whatsoever), (iii) no officer, agent, representative or employee of the Group Companies, or any of their respective Affiliates and Representatives or any other Person has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article III of this Agreement (including the related portions of the Disclosure Schedule), (iv) it has relied on, is relying on and shall rely on only the representations and warranties set forth in Article III, and Parent specifically disclaims that it is relying upon or has relied upon any such other representations, warranties or statements described in clause (ii) or (iii) above or that may have been made by any Person, and acknowledges and agrees that the Company and its respective Affiliates and Representatives have specifically disclaimed and do hereby specifically disclaim any such other representation, warranty or statement made by any Person, (v) Parent specifically disclaims any obligation or duty by the Company and its respective Affiliates or Representatives to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article III of this Agreement (including the related portions of the Disclosure Schedule), and (vi) Parent is acquiring the Company on an “as-is” and “where-is” basis and without any representation and warranty as to merchantability or fitness for a particular purpose. Parent acknowledges and agrees that it shall not, and it shall cause its Affiliates not to, assert, institute or maintain, any Action of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such Liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements, acknowledgments and covenants set forth in this Section 4.09. Parent acknowledges and agrees that (x) the covenants, acknowledgements and agreements contained in this Section 4.09 require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing, and (y) are an integral part of the transactions contemplated by this Agreement and that, without the agreements and covenants set forth in this Section 4.09, the Company would not enter into this Agreement.

ARTICLE V
COVENANTS OF THE COMPANY

5.01 Conduct of the Business. Except as required by applicable Law or as expressly required or permitted by the terms of this Agreement or arising out of COVID-19 Measures, and except for matters set forth in Section 5.01 of the Disclosure Schedule, from the date of this Agreement through the Closing Date, unless Parent otherwise consents in advance in writing (which, except with respect to clauses (a) through (e), (g), (l) or (y)), consent shall not be unreasonably conditioned, withheld or delayed), the Company shall cause each of the Group Companies to (x) conduct the business of the Group Companies in the ordinary course, (y) use commercially reasonable efforts to preserve intact the business of the Group Companies, Permits and material relationships with policyholders, distributors and Governmental Entities and (z) not take any of the following actions:

(a) transfer, issue, sell or dispose of any Capital Stock or other securities of any of the Group Companies or grant options, warrants, calls or other rights to purchase or otherwise acquire Capital Stock or other securities of any of the Group Companies, other than in connection with the exercise of any Options outstanding as of the date hereof;

(b) adopt a plan of complete or partial liquidation or rehabilitation or authorize or undertake a merger, dissolution, rehabilitation, consolidation, restructuring, recapitalization or other reorganization;

(c) effect any recapitalization, reclassification, stock split or combination or similar change in the capitalization of any of the Group Companies;

(d) reincorporate any of the Group Companies or redomesticate the Insurance Subsidiary;

(e) amend the certificate of incorporation or by-laws (or other organizational documents) of any of the Group Companies;

(f) make any material change in the underwriting claims administration, investment, reserving, hedging, risk management or financial accounting guidelines, policies, practices or principles of any of the Group Companies in effect on the date hereof, other than any change required by applicable Law, GAAP or SAP, or in respect of underwriting, claims, administration, investment, hedging or risk management, in the ordinary course of business, or fail in any material respect to comply with such guidelines, policies, practices or principles;

(g) incur any Indebtedness (other than borrowings and draw-downs under any credit facility in effect as of the date hereof or current trade accounts payable incurred in respect of property or services purchased in the ordinary course of business);

(h) (i) modify, amend (in any material respect), recapture or terminate (other than at its stated expiry date) any Material Contract, Specified Agency Agreement or any Reinsurance Agreement, (ii) waive, release, or assign any material rights or claims thereunder, or (iii) enter into any contract which would, if entered into prior to the date hereof, have been a Material Contract or Reinsurance Agreement, in each case other than (A) the extension of existing agreements in the ordinary course of business, (B) the entry into any Contract to replace a Material Contract (other than any Reinsurance Agreement) that by its terms will expire prior to the Closing Date, which replacement Contract is required for the prudent management of the Company’s business or (C) the entry into any Contract to replace an excess of loss catastrophe Reinsurance Agreement that by its terms will expire prior to the Closing Date, which replacement Contract is on terms consistent with past practice or otherwise on the best terms reasonably obtainable;

(i) other than with respect to the Investment Assets in the ordinary course of business consistent with the Investment Guidelines, (i) purchase, sell, lease, license, exchange or otherwise dispose of or acquire any property or assets, in any individual transaction in excess of $100,000 or in the aggregate in excess of $250,000, (ii) permit any of their material assets to become subject to any Lien other than Permitted Liens or (iii) acquire any new investments that would subject any of the Group Companies to any Liability to fund any capital calls or capital commitments or similar obligations over a period of greater than one (1) year from the date of the applicable investment in excess of $250,000,000 in the aggregate;

(j) acquire (by merger, consolidation, acquisition of stock or assets, bulk reinsurance or otherwise) any corporation, partnership, joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing except for acquisitions of Investment Assets in accordance with the Investment Guidelines;

(k) settle any Action against any of the Group Companies (other than claims under the Insurance Contracts), other than any such settlement that is solely a monetary settlement, that requires payment by any of the Group Companies for an amount no greater than $100,000 more than the amount, if any, reserved for such Action in the Financial Statements prior to the date of this Agreement;

(l) modify the terms of, or default under, any existing Indebtedness or, other than in the ordinary course of business, cancel or compromise any Indebtedness or waive any material rights without receiving a realizable benefit of similar or greater value;

(m) enter into any new material line of business, introduce any material new products or services, or change in any material respect existing products or services;

(n) undertake or commit to make any capital expenditures for which the aggregate consideration paid or payable in any individual transaction is in excess of $100,000 or in the aggregate in excess of $250,000;

(o) hire any new Company Employee or engage any individual independent contractor, in each case, whose annual base compensation is in excess of $200,000 (other than to fill an open position) or terminate the employment or services of any such Company Employee or individual independent contractor other than for cause;

(p) except as required by Law or any Company Benefit Plan in effect as of the date hereof or as otherwise contemplated by this Agreement, (i) promise, grant or agree to increase any compensation (including incentive compensation) or benefits to any Company Employee that is an officer or director of any of the Group Companies or whose annual base compensation exceeds $200,000, (ii) enter into or establish any Company Benefit Plan or (iii) take any action to accelerate the vesting or payment of, or fund or in any way secure the payment of, or pay or provide or agree to pay or provide, conditionally or otherwise, any bonus, incentive, retention, severance, change in control or other payment or compensation or benefit to, present or former employees, directors, officers, individual consultants, agents or individual independent contractors of any of the Group Companies;

(q) grant recognition to any labor union except as required by Law or enter into any new collective bargaining agreements;

(r) take any action that would reasonably be expected to create any obligation or other liability under the WARN Act or any similar applicable Laws;

(s) enter into any hedging arrangements not in effect as of December 31, 2020, or enter into any confirmations or transactions under existing hedging arrangements, in each case, other than in accordance with the hedging guidelines of the Group Companies, as such guidelines are in effect as of the date hereof;

(t) cause any of the Group Companies to seek approval from the applicable Governmental Entity for the use of any accounting practices in connection with the Financial Statements that depart from the accounting practices prescribed or permitted by applicable insurance Laws of the State of Texas;

(u) conduct any material revaluation of any asset, including any write-off of reinsurance recoverable, other than in the ordinary course of business, or except to the extent required by applicable Laws or applicable accounting principles;

(v) make any filing with any Governmental Entity relating to (i) the withdrawal or surrender of any Permit held by any of the Group Companies or (ii) the withdrawal by any of the Group Companies from any material lines or kinds of business relating to the business of the Group Companies as of the date hereof;

(w) prepare or file any Tax Returns materially inconsistent with past practice (except as required by applicable Law) or, on any such Tax Return, except as required by applicable Law, take any position, make any election or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns, enter into any closing agreement, settle any Tax claim, audit or assessment or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(x) except to the extent permitted under this Agreement, pay, discharge, compromise or satisfy any material Liabilities, other than the payment, discharge, compromise or satisfaction of Liabilities in the ordinary course of business;

(y) declare, set aside or pay any dividend or other distribution to the Company or any of its Affiliates in respect of the Capital Stock of the Company;

(z) reduce or strengthen any reserves, provisions for losses and other liability amounts in respect of the Insurance Contracts or the Reinsurance Agreements, except (i) to the extent required after the date hereof by any concurrent change in applicable Law, SAP or GAAP, as applicable, (ii) as a result of loss or expense payments to other parties in accordance with the terms of the Insurance Contracts or the Reinsurance Agreements or (iii) otherwise in the ordinary course of business; or

(aa) enter into any legally binding commitment with respect to any of the foregoing.

Notwithstanding the foregoing or any other provision in this Agreement to the contrary, nothing herein is intended to give Parent or any of its Affiliates, directly or indirectly, the right to control the Group Companies’ businesses or operations prior to the consummation of the Closing.

5.02 Access to Books and Records. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall provide the Parent and its authorized Representatives (the “Parent’s Securityholder Representatives”) with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, senior personnel, and all Books and Records of the Group Companies in order for the Parent to have the opportunity to make such investigation as it shall reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, however, that (a) in exercising access rights under this Section 5.02, the Parent and the Parent’s Securityholder Representatives shall not be permitted to interfere in any material respect with the conduct of the business of any Group Company; (b) the Group Companies may elect to limit, or cause any Group Company to limit, disclosure of any information to certain Persons designated as a “clean team” by the Parent (which Persons must be reasonably acceptable to the Company); and (c) such access rights shall not extend to any sampling or analysis of soil, groundwater, building materials or other environmental media of the sort generally referred to as a Phase II environmental investigation. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would require any Group Company to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third party confidentiality obligations to which any Group Company is bound, or violate any applicable Law. Notwithstanding anything contained herein to the contrary, no access or examination provided pursuant to this Section 5.02 shall qualify or limit any representation or warranty set forth herein or the conditions to Closing set forth in Section 7.01(a). The Parent acknowledges that the Parent is and remains bound by the Confidentiality Agreement between Porch.com, Inc. and the Company dated May 8, 2020 (as amended, the “Confidentiality Agreement”).

5.03 Exclusive Dealing. Except in connection with any issuance of shares of Common Stock pursuant to an Option or any issuance permitted under Section 5.01, during the period from the date of this Agreement through the Closing or the earlier termination of this Agreement, neither the Company nor the Securityholder Representative shall take any action to knowingly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any Person (other than the Parent and the Parent’s Representatives) concerning any purchase of a majority of the outstanding Company Stock or any merger, sale of substantially all of the assets of the Group Companies or similar transactions involving the Group Companies (other than assets sold in the ordinary course of business) (each such transaction, an “Acquisition Transaction”); provided that this Section 5.03 shall not apply to the Company or the Securityholder Representative in connection with Securityholder communications related to the transactions contemplated by this Agreement. The Company shall, and shall cause its Subsidiaries to, cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than the Parent and its authorized Representatives) conducted heretofore with respect to any Acquisition Transaction.

5.04 Written Consent. Within four (4) hours following the execution and delivery of this Agreement, the Company shall deliver to the Parent the Written Consent.

5.05 Section 280G. The Company shall request that each Person (each, a “Disqualified Individual”) to whom any payment or benefit is required or proposed to be made in connection with the transactions contemplated by this Agreement that could constitute “parachute payments” under Section 280G(b)(2) of the Code (“Section 280G Payments”) execute a written agreement waiving such Disqualified Individual’s right to receive some or all of such payment or benefit (the “Waived Benefits”), to the extent necessary so that all remaining payments and benefits applicable to such Disqualified Individual shall not be deemed a parachute payment, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code. In connection with the foregoing, Parent shall provide the Company with all information reasonably necessary to allow the Company to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or other agreement, arrangement or contract entered into or negotiated by Parent or its Affiliates (“Parent Payments”), together with all Section 280G Payments, could reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code at least twenty (20) Business Days prior to the Closing Date (and shall further provide any such updated information as is reasonably necessary prior to the Closing Date). Prior to the Closing, the Company shall submit the Waived Benefits of each Disqualified Individual who has executed a waiver in accordance with this Section 5.05 for approval of the Company’s stockholders and such Disqualified Individual’s right to receive the Waived Benefits shall be conditioned upon receipt of the requisite approval by the Company’s stockholders in a manner that complies with Section 280G(b)(5)(B) of the Code. Notwithstanding anything to the contrary in this Section 5.05 or otherwise in this Agreement, to the extent Parent has provided materially inaccurate information, or the Parent’s omission of information has resulted in materially inaccurate information, with respect to any Parent Payments, there shall be no breach of the covenant contained herein to the extent caused by such materially inaccurate or omitted information. The Company shall provide Parent and its counsel with a copy of the waiver agreement and the disclosure statement contemplated by this Section 5.05 at least three Business Days prior to delivery to each Disqualified Individual and the stockholders of the Company of such waiver agreement and disclosure statement, respectively, and the Company shall consider in good faith any changes reasonably requested by Parent or its counsel.

5.06 Data Room Information. Within five (5) Business Days of the date of this Agreement, the Company shall deliver to Parent an electronic copy of the documents and information contained in the virtual online data room hosted on behalf of the Company by Intralinks in the online workspace captioned “HOAIC” (the “Data Room”) as of 11:59 p.m., Pacific time, on the date of this Agreement.

5.07 Communications with Employees. Prior to the Closing Date, the Company shall not communicate (and the Company shall ensure that no Representative of the Company communicates) with Company Employees regarding post-Closing employment matters with Parent or any Subsidiary or Affiliate of Parent, including post-Closing employee benefit plans and compensation, without the prior written approval of Parent.

5.08 Information Statement. If any Securityholder has not signed the Written Consent within one (1) Business Day after the date hereof, then the Company shall, as promptly as practicable (but in any event within fifteen (15) Business Days) after the execution of this Agreement, prepare, and cause to be delivered in accordance with Section 1.04, to each such holder an information statement (the “Information Statement”) containing such information as may be required to be included therein by Sections 228(e) and 262 of the DGCL. Notwithstanding anything to the contrary contained in this Agreement, with respect to the Information Statement and any other materials submitted to the Company’s stockholders in connection with the transactions contemplated by this Agreement, Parent and its advisors shall be afforded the opportunity for reasonable prior review and comment.

ARTICLE VI
COVENANTS OF THE COMPANY AND PARENT

6.01 Indemnification of Officers and Directors of the Company.

(a) Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Group Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail Policy”) for the Group Company’s directors and officers, which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Group Companies. The Company shall maintain the D&O Tail Policy for a period of six (6) years from the Effective Time.

(b) The Parent agrees that all rights to indemnification, advancement of expenses and exculpation from Liability for acts or omissions occurring on or prior to the Effective Time now existing in favor of the individuals or entities who on or prior to the Effective Time were directors, officers, managers or employees of the Group Companies or another Person, if such individual or entity is or was serving as a director, officer, manager or employee of such other Person at the request of the Group Companies or any member of the Group Companies (the “D&O Indemnified Parties”), as provided in any member of the Group Companies’ organizational documents (including the Organizational Documents) or indemnification agreements, in effect at the Closing and made available to Parent, shall survive the Closing, shall continue in full force and effect in accordance with their respective terms and shall not be amended, repealed or otherwise modified for a period of not less than six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals or entities who at or at any time prior to the Effective Time were directors, officers, managers, employees or agents of the Group Companies or otherwise entitled to indemnification pursuant to applicable Law, such organizational documents (including the Organizational Documents) or indemnification agreements.

(c) The Parent hereby acknowledges that the D&O Indemnified Parties may have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons. The Parent hereby agrees that (i) following the Closing, the Parent and the Group Companies are the indemnitor of first resort (i.e., their obligations to the D&O Indemnified Parties are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or Liabilities incurred by any such D&O Indemnified Party are secondary), and (ii) the Parent and the Group Companies irrevocably waive, relinquish and release such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect thereof. Each of the Parent and the Group Companies further agree that no advancement or payment by any of such other Persons on behalf of any such D&O Indemnified Party with respect to any claim for which such D&O Indemnified Party has sought indemnification from any member of the Group Companies shall affect the foregoing and such other Persons shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such D&O Indemnified Party against any member of the Group Companies.

(d) In the event that the Parent or the Group Companies or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Parent or the Group Companies shall take all necessary action so that the successors or assigns of the Parent or the Group Companies, as the case may be, shall succeed to the obligations set forth in this Section 6.01.

(e) The provisions of this Section 6.01 are intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification under this Section 6.01 or his or her heirs and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to contract, law or otherwise.

6.02 Commercially Reasonable Efforts; Regulatory Matters.

(a) Subject to the terms and conditions of, and except as otherwise provided in, this Agreement, each of the Parties shall use its reasonable best efforts to (i) take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement at the earliest practicable date and (ii) refrain from taking any actions that could reasonably be expected to prevent, impair, delay or impede the Closing.

(b) Subject to the terms and conditions of this Agreement, each Party shall, and shall cause their respective Affiliates to, use their reasonable best efforts to obtain (and to cooperate with the reasonable requests of the other Party to obtain) any Governmental Approval that is required to be obtained by the Parent, the Company or any of their respective Affiliates in connection with the transactions contemplated by this Agreement. Each of the Parties shall make or cause to be made all filings and submissions under applicable Laws as may be required for the consummation of the transactions contemplated by this Agreement. The Parties shall coordinate and cooperate with each other in exchanging such information and assistance as any of the other Parties may reasonably request in connection with the foregoing. Each Party shall bear its own costs and expenses (including legal and other advisory fees) related to the Governmental Approvals contemplated by this Section 6.02(b), and except as otherwise provided in Section 5.02, each Party shall have responsibility for all filing fees associated with each Governmental Approval it is required to obtain hereunder. Notwithstanding anything contained herein to the contrary, (i) neither Party shall be obligated to contest any final action or decision of, or initiate litigation or file any claim against any, Governmental Entity that currently regulates the business of such Party or its Affiliates, (ii) no Party shall voluntarily extend any waiting period or other applicable time period under the Antitrust Laws or enter into any agreement, understanding or commitment with any Governmental Entity to delay, or otherwise not to consummate as soon as practicable the transactions contemplated hereby, except with the prior written consent of the other Parties hereto, which consent may be withheld in the sole discretion of the non-requesting Parties, and (iii) the Parent shall not be obligated to take or refrain from taking or agree to it, its Affiliates or the Insurance Subsidiary, taking or refraining from taking, any action or to suffer to exist any condition, limitation, restriction or requirement that, individually or in the aggregate with any other actions, conditions, limitations, restrictions or requirements, would or would reasonably be likely to result in a Burdensome Condition. A “Burdensome Condition” shall mean (A) a material negative effect on the benefits, taken as a whole, which the Parent reasonably expects to derive from the consummation of the transactions contemplated hereunder had the Parent not been obligated to take or refrain from taking or agree to take or refrain from taking such action or suffer to exist such condition, limitation, restriction or requirement; (B) a material negative effect on the business or the assets, Liabilities, properties, operations, results of operations or condition (financial or otherwise) of the Parent or any of its Affiliates or the Insurance Subsidiary, individually or together; (C) any requirement to sell, divest, operate in a specified manner, hold separate or discontinue or limit, before or after the Closing Date, any material assets, Liabilities, businesses, operations or interest in any assets or businesses of the Parent, any of its Affiliates or the Insurance Subsidiary; (D) any requirement, other than those generally applicable under applicable Law, relating to (i) the contribution of an amount of capital that is material to Parent or any of its Affiliates or the Insurance Subsidiary, individually or together, (ii) the entry into any keep-well or capital maintenance arrangements, in each case that is material to Parent or any of its Affiliates or the Insurance Subsidiary, individually or together or (iii) any requirement to maintain certain risk based capital levels that in each case that is material to Parent or any of its Affiliates or the Insurance Subsidiary, individually or together; (E) any restrictions on dividends or distributions other than (i) those generally applicable under applicable Law, (ii) that are material to Parent or any of its Affiliates or the Insurance Subsidiary, individually or together, or (iii) any requirement to obtain the prior approval of an Insurance Regulator for the payment of shareholder dividends by the Insurance Subsidiary for a reasonable period of time following the Closing; or (F) any change to any material term of this Agreement.

(c) In furtherance of, and without limitation to, the foregoing, the Parent, in consultation and cooperation with the Company, shall (i) make a complete Form A filing to the Texas Department of Insurance (the “Form A Filing”) including all necessary Biographical Affidavit information and information on controlling Persons, and file any required pre-acquisition notices with any Insurance Regulator in any U.S. jurisdiction requiring that Pre-Acquisition Notices be filed with respect to the Insurance Subsidiary (“Pre-Acquisition Notices”) or any other required filing to Insurance Regulators in order to consummate the transactions contemplated under this Agreement within twenty (20) Business Days following the date hereof, and (iii) respond promptly to all requests by the Texas Department of Insurance or any other Insurance Regulator, as applicable, for any additional information and documentary material in connection therewith. Subject to Section 6.02(g), the Parent shall provide the Company with drafts of the Form A Filing and the Pre-Acquisition Notices and each amendment or supplement thereto to review prior to filing and shall provide copies in final form upon submission to the Texas Department of Insurance, the Insurance Regulators requiring Pre-Acquisition Notices to be filed, or any other Insurance Regulator.

(d) In furtherance of, and without limitation to, the foregoing, each of Parties shall (i) unless the Parties mutually determine that any such filing(s) are not required, make or cause to be made all filings required of each of them or any of their Affiliates under the HSR Act and any other Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable (and in any event within twenty (20) Business Days after the date of this Agreement), (ii) comply at the earliest practicable date with any reasonable request under the HSR Act and any other Antitrust Law for additional information, documents or other materials received by each of them or any of their respective Affiliates from the Federal Trade Commission (the “FTC”), the Department of Justice or any other Governmental Entity in respect of such filings or the transactions contemplated hereby and (iii) reasonably cooperate with each other in connection with any such filing (including, to the extent appropriate and permitted by applicable Law, providing copies of all such documents to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Department of Justice or other Governmental Entity under HSR Act and any other Antitrust Law with respect to any such filing or the transactions contemplated hereby.

(e) Subject to applicable Law, each Party shall promptly inform the other Parties of any material oral communication with, and provide copies of material written communications with, any Governmental Entity regarding any filings contemplated by Section 6.02(c) and (d) with respect to the transactions contemplated hereby. Neither Party shall, and the Company shall not permit the Insurance Subsidiary to, independently participate in any live or telephonic meeting with any Governmental Entity in respect of any such filings or approval process (other than (i) for routine or ministerial matters or (ii) communications by the Parent or any of its Affiliates with applicable Governmental Entities in the ordinary course of its business) without giving the other Parties prior notice of the meeting and, to the extent appropriate and permitted by such Governmental Entity, the opportunity to attend and/or participate. Subject to applicable Law, the Parties shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the HSR Act and any other Antitrust Law.

(f) Subject to the terms and conditions of this Agreement, the Parent and the Company shall, and shall cause their respective Affiliates to, (i) furnish to each other upon reasonable request and, upon request, any Governmental Entity, directly or indirectly, any information or documentation concerning themselves, their respective Affiliates, directors, officers and Securityholders and the transactions contemplated by this Agreement and such other matters as may be so requested and (ii) make available their respective personnel and advisors to each other upon reasonable request and, upon request, any Governmental Entity, directly or indirectly, in connection with (A) the preparation of any statement, filing, notice or application made by or on their behalf or (B) any review or approval process by any Governmental Entity in connection with the transactions contemplated by this Agreement.

(g) Nothing contained in this Section 6.02 shall require any Party or any of their respective Affiliates to (i) comply with any of the provisions of this Section 6.02 to the extent that such compliance would be prohibited by applicable Law or (ii) disclose to the other Parties (A) confidential personal or financial information of any of its directors, officers, partners or Affiliates, (B) information that in the reasonable judgment of such Party would result in the disclosure of any trade secrets of third parties or violate any of its contractual obligations or obligations with respect to confidentiality, (C) any information that would violate any Law relating to the sharing of information between competitors or (D) any privileged information or confidential competitive information.

6.03 Notification; Cooperation.

(a) From the date of this Agreement until the Closing Date, the Company, on the one hand, and the Parent, on the other hand, shall promptly notify the other and keep it advised as to: (a) any pending or threatened Action that challenges or seeks to restrain or enjoin the consummation of any of the transactions contemplated hereby; (b) in the case of the Company, the occurrence of any event that would have, individually or in the aggregate, a Material Adverse Effect; (c) any other event that would result in, individually or in the aggregate, any of the conditions set forth in Article VII not being capable of being fulfilled by the Outside Date; (d) any written notice received by such party from a Governmental Entity or third party seeking to restrain or prohibit the transactions contemplated by this Agreement; or (e) the commencement of any material Action against such party or its Affiliates that would adversely affect the ability of such party or its Affiliates to effect the consummation of the transactions contemplated by this Agreement. No notification made pursuant to this Section 6.03 shall have the effect of satisfying any condition set forth in Article VII, nor shall any such notification have any effect for the purposes of determining the rights of any party under this Agreement or otherwise enforce its rights and remedies under this Agreement, nor shall any such notice be deemed to be a waiver of any failure to satisfy the conditions set forth in Article VII.

(b) Without limitation of the requirements of Section 6.02 and subject to applicable Law, the Company and its Subsidiaries shall provide Parent with any material written communications to or filings with any Governmental Entity after the date hereof with at least three (3) Business Days advance notice and shall reasonably consider any comments proposed by Parent in connection therewith.

6.04 Third Party Consents. The Company and the Parent shall, and shall cause their respective Affiliates to, cooperate and use commercially reasonable efforts to obtain, as promptly as possible but in no event later than the Closing, the consents, approvals and agreements of, or to give and make all notices and filings with the Persons listed in Schedule 6.04(a) (the “Third Party Approvals”); provided, in each case, that neither the Company nor any of its Affiliates shall be obligated to make any payments or otherwise pay any consideration to any Person or to commence or participate in any Action in connection with any Third Party Approval. Notwithstanding the foregoing, the failure to obtain any Third Party Approval shall not (A) constitute a failure to satisfy any condition set forth in Article VII or (B) otherwise relieve any Person from its obligation to consummate the transactions contemplated by the Transaction Agreements. The Company shall comply with the covenants set forth on Schedule 6.04(b).

6.05 Investment Assets. From the date hereof until the Closing Date, the Company shall, or shall cause the Group Companies to, deliver to the Parent, on a monthly basis, a summary report of (i) all transaction activity and other significant events with respect to the Investment Assets and (ii) the cash management strategy and activities of the Group Companies.

6.06 Termination of Employee Plans. Effective as of no later than the day immediately preceding the Closing Date and contingent on the Closing, the Company shall take all actions necessary to terminate any and all Company Benefit Plans intended to include any Code Section 401(k) arrangement (each, a “Terminated Plan”) unless Parent provides prior written notice to the Company that such Terminated Plans shall not be terminated. Unless Parent provides such notice, at least three Business Days prior to the Closing Date, the Company shall provide Parent with evidence that any such Company Benefit Plan has been terminated pursuant to resolutions of the Board of Directors (or similar body) of the Company or its applicable Affiliate. The form and substance of such resolutions shall be subject to review and reasonable approval of Parent. The Company also shall take all such other actions in furtherance of terminating any such Company Benefit Plan as required by the terms of the plan document for such Company Benefit Plan and as Parent may reasonably require. If any Company Benefit Plan that is a Code Section 401(k) arrangement (the “Company 401(k) Plan”) is terminated, Parent shall designate a tax-qualified defined contribution retirement plan with a cash or deferred arrangement under Code Section 401(k) that is sponsored by Parent or one of its Subsidiaries (the “Parent 401(k) Plan”) that will cover employees of the Group Companies as soon as practicable following the Closing Date. In connection with the termination of the Company 401(k) Plan (if applicable), Parent shall cause the Parent 401(k) Plan to accept from the Company 401(k) Plan the “direct rollover” of the account balance (including earnings thereon through the date of transfer and promissory notes evidencing all outstanding loans) of each employee of the Group Companies who participated in the Company 401(k) Plan as of the date such plan is terminated and who elects such direct rollover in accordance with the terms of the Company 401(k) Plan and the Code. In the case of any portion of any such rollover amount that consists of a promissory note relating to a plan participant loan, Parent and the Company shall cooperate with each other and use commercially reasonable efforts to enable such direct rollovers to occur before such loans default.

6.07 Equity Awards. Promptly following the later of the Closing and the filing of a registration statement on Form S-8 with respect to the 2020 Porch Group, Inc. Stock Incentive Plan, Parent shall cause a pool of equity awards, as set forth on Section 6.07 of the Disclosure Schedule, to be set aside and granted to selected Company Employees who remain employees of Parent or one of its Subsidiaries following the Closing and through the date of grant of the applicable equity award, which shall be granted on terms substantially consistent with equity awards made to similarly situated employees of Parent and its Subsidiaries, in each case subject to the terms and conditions of the 2020 Porch Group, Inc. Stock Incentive Plan and the execution by each recipient thereof of and compliance with a grant agreement substantially consistent with other grant agreements used by Parent for similar purposes. Parent shall cause the grants contemplated by this Section 6.07 to be made as promptly as practicable following the later of the Closing and the filing of the above-referenced registration statement on Form S-8.

6.08 Contact with Customers, Vendors and Others. Except as contemplated by Section 6.11, the Parent and the Merger Sub each hereby agrees that from the date hereof until the Closing Date or the earlier termination of this Agreement, it is not authorized to, and shall not (and shall not permit any of its representatives or Affiliates to) directly or indirectly, contact or communicate with the employees, consultants, directors, officers, shareholders, members, investors, vendors, customers, providers or service providers of any Group Company, in each case, without the prior approval of the Company’s Chief Executive Officer; provided; however, that this Section 6.08 shall not prohibit any such contacts by the Parent or the Parent’s Representatives in the ordinary course of business, solely to the extent that (a) such contacts are unrelated to (i) the transactions contemplated hereby, (ii) the Group Companies and (iii) the fact that the Company is pursuing a transaction and (b) none of the foregoing is directly or indirectly disclosed, discussed, identified, used or referenced in connection with such contact or communication.

6.09 Access to Books and Records. From and after the Closing until the six (6) year anniversary of the Closing Date, the Parent shall, and shall cause the Surviving Company to, provide the Representative and its authorized representatives, at the Representative’s expense, with access (for the purpose of examining and copying), during normal business hours, upon reasonable notice, to the books and records of the Group Companies existing as of the Closing Date with respect to periods or occurrences prior to or on the Closing Date to the extent reasonably requested by the Representative. Unless otherwise consented to in writing by the Representative, the Parent shall not, and shall not permit the Surviving Company or its Subsidiaries to, for a period of six (6) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of any Group Company for any period prior to the Closing Date without first giving reasonable prior notice to the Representative and offering to surrender to the Representative such books and records or any portion thereof which the Parent or the Company may intend to destroy, alter or dispose of; provided, that the Parent or any Group Company may dispose of such books or records 60 days after giving notice to the Representative with respect to same. Notwithstanding the foregoing, (a) if the Representative and the Parent (or any Group Company) are adverse parties in an Action relating to this Agreement or the transactions contemplated hereby, the Parent shall not be required pursuant to this Section 6.09 to permit access to or disclose any information that is reasonably pertinent thereto; provided, nothing set forth herein shall affect the Representative’s rights with respect to discovery, and (b) no such access or examination shall be permitted to the extent that it would require the Parent or any Group Company to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third party confidentiality obligations to which Parent or any Group Company is bound, or violate any applicable Law.

6.10 Release. Effective as of the Effective Time and except as otherwise provided in this Section 6.10, the Parent and the Merger Sub on behalf of themselves and the Group Companies and their respective Subsidiaries, successors and assigns, hereby fully and unconditionally releases, acquits and forever discharges each Securityholder Related Party from any and all manner of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether at law or in equity, arising out of or relating to or accruing from their relationship as a shareholder of the Group Companies and, for the avoidance of doubt, neither Parent, Merger Sub nor any of the Group Companies nor their respective Subsidiaries shall have any recourse against any Securityholder Related Party in their capacity as a Securityholder (or an Affiliate or Representative thereof) for any Fraud. The foregoing release shall not apply to, and the Parent shall have the right to pursue any and all available rights and remedies against the Securityholders with respect to, (i) any knowing and intentional misrepresentation with respect to any representations and warranties made by such Securityholder in the Support Agreement or Letter of Transmittal delivered by such Securityholder, as applicable, in connection with this Agreement, in each case that constitutes common law fraud or (ii) in the case of the Representative, the Representative’s obligations under this Agreement. The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each Securityholder Related Party.

6.11 Certain Matters. The Company agrees to perform the covenants set forth on Section 6.11 of the Disclosure Schedule.

6.12 Registration Matters.

(a) The Company shall distribute to each of its Securityholders a Securityholder Questionnaire in the form attached hereto as Exhibit G (the “Securityholder Questionnaire”) and take commercially reasonable efforts to provide to Parent completed Securityholder Questionnaires by each of the Securityholders set forth on Schedule 6.12 of the Disclosure Schedule by January 25, 2021. Each Securityholder that has duly completed and delivered a Securityholder Questionnaire to Parent confirming its status as an Accredited Investor on or prior to, in the case of any Securityholder set forth on Schedule 6.12 of the Disclosure Schedule, January 25, 2021 or, in the case of any other Securityholder, the Stock Election Deadline, is referred to herein as a “Participating Securityholder.” Notwithstanding anything in this Agreement to the contrary, Parent shall not be obligated to register any shares of Parent Common Stock on the Registration Statement (or otherwise under the Securities Act) in respect of any Securityholder who is not a Participating Securityholder.

(b) In no event later than forty-five (45) days following the date of this Agreement, Parent shall prepare and file with the SEC an amendment to the Company’s shelf registration statement on Form S-1 (the “Registration Statement”) providing for the resale pursuant to Rule 415 from time to time by the Participating Securityholders from and after the Closing Date of 1,865,672 shares of Parent Common Stock (the “Registrable Accredited Investor Stock Election Consideration”). The Registration Statement shall provide for the resale of such shares of Parent Common Stock from time to time by and pursuant to any method or combination of methods legally available to the Participating Securityholders other than an underwritten offering (including, without limitation, a direct sale to purchasers, a sale to or through brokers, dealers or agents, block trades, derivative transactions with third parties, sales in connection with short sales and other hedging transactions).

(c) For the benefit of the Participating Securityholders, Parent hereby agrees to the covenants set forth in Schedule 3. The provisions of Schedule 3 are intended to be for the benefit of, and shall be enforceable by, each Participating Securityholder.

ARTICLE VII.
CONDITIONS TO CLOSING

7.01 Conditions to the Parent’s and the Merger Sub’s Obligations. The obligations of the Parent and the Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Parent and the Merger Sub in writing) of the following conditions as of the Closing Date:

(a) (i) The Company Fundamental Representations shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), other than de minimis inaccuracies, and (ii) all other representations and warranties of the Company contained in Article III of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or similar qualifiers set forth therein, other than with respect to Section 3.06 and other than to the extent that such “materiality” or “Material Adverse Effect” qualifier defines the scope of items or matters disclosed in the Disclosure Schedule) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect;

(b) The Company shall have performed and complied with in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) The Merger shall have been approved and this Agreement shall have been adopted by the requisite affirmative vote (or written consent) of the stockholders of the Company in accordance with the DGCL and the Organizational Documents (the “Stockholder Approval”), and the number of shares of Capital Stock of the Company that constitute (or that, as of such time, remain eligible to become) Dissenting Shares shall be less than three percent (3%) of the Capital Stock of the Company outstanding immediately prior to the Closing;

(d) The applicable waiting periods, if any, under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated and the Governmental Approvals listed in Section 7.01(d) of the Disclosure Schedule shall have been received (or any waiting period shall have expired or shall have been terminated) and shall be in full force and effect.

(e) No judgment, decree or order from any Governmental Entity shall have been entered and no Action shall have been initiated which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(f) The Company shall have delivered to the Parent each of the following:

(i) a certificate of an authorized officer of the Company in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Sections 7.01(a) and 7.01(b), have been satisfied;

(ii) certified copies of resolutions (or a written consent) of the requisite stockholders of the Company for the Stockholder Approval approving the consummation of the transactions contemplated by this Agreement (the “Written Consent”);

(iii) if directed by written request of Parent made at least ten (10) Business Days prior to Closing, written resignations of each officer and director of the Group Companies, effective as of the later of the Effective Time and the date Parent causes such director or officer to be replaced, in form and substance reasonably satisfactory to Parent; and

(iv) a duly executed certificate, in form and substance as prescribed by Treasury Regulations promulgated under Code Section 1445, stating that the Company is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

(g) Since the date of this Agreement, no Effect shall have occurred that has had a Material Adverse Effect;

(h) Reserved;

(i) The Employment Documents with the Identified Individuals shall remain in full force and effect; and

(j) The Company shall have delivered Support Agreements from holders of at least ninety percent (90%) of the Capital Stock of the Company outstanding immediately prior to the Closing and each such Support Agreement shall remain in full force and effect.

If the Closing occurs, all Closing conditions set forth in this Section 7.01 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Parent and the Merger Sub.

7.02 Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company and the Securityholder Representative in writing) of the following conditions as of the Closing Date:

(a) (i)The Parent Fundamental Representations shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), other than de minimis inaccuracies, and (ii) all other representations and warranties contained in Article IV of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality,” or similar qualifiers set forth therein) in all material respects at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date);

(b) The Parent and the Merger Sub shall have performed and complied with in all material respects all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) The Stockholder Approval shall have been obtained.

(d) The applicable waiting periods, if any, under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated and the Governmental Approvals listed in Section 7.01(d) of the Disclosure Schedule shall have been received (or any waiting period shall have expired or shall have been terminated) and shall be in full force and effect;

(e) No judgment, decree or order from any Governmental Entity shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(f) The Parent shall have delivered to the Company each of the following:

(i) a certificate of an authorized officer of the Parent and the Merger Sub in his or her capacity as such, dated as of the Closing Date, stating that the preconditions specified in Sections 7.02(a) and 7.02(b) have been satisfied;

(ii) certified copies of resolutions (or a written consent) of the requisite holders of the voting shares of the Merger Sub approving the consummation of the transactions contemplated by this Agreement; and

(iii) certified copies of resolutions (or a written consent) duly adopted by the Parent’s board of directors and the Merger Sub’s board of directors authorizing the execution, delivery and performance of this Agreement;

If the Closing occurs, all closing conditions set forth in this Section 7.02 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company.

ARTICLE VIII
Indemnification Matters

8.01 Indemnification.

(a) Subject to the other provisions of this Article VIII, from and after the Closing, each Parent Indemnitee shall be indemnified and held harmless solely out of the Indemnity Holdback Amount from, any Losses suffered or incurred by such Parent Indemnitee to the extent arising out of: (i) any inaccuracy in or breach of any representation or warranty of the Company contained herein (it being agreed and acknowledged by the parties that for purposes of the right to indemnification pursuant to this clause (i) such representations and warranties shall be deemed not qualified by any references therein to materiality or to whether or not any such breach results or may result in a Material Adverse Effect or other similar qualifiers), (ii) any breach of any covenant of the Company contained herein to be performed prior to the Closing, (iii) any Taxes imposed on the Group Companies, or for which the Group Companies may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date or (iv) the matters set forth on Schedule 8.01.

(b) The Parent Indemnitees shall not be entitled to indemnification under Section 8.01(a)(i) until the aggregate amount of all Losses suffered or incurred by the Parent Indemnitees in respect of such matters exceeds $250,000 (the “Deductible”), in which event the Parent Indemnitees shall only be entitled to indemnification out of the Indemnity Holdback Amount for Losses in excess of the Deductible. Notwithstanding the foregoing, the limitations set forth in this clause (b) shall not apply to any claims for indemnification under Section 8.01(a)(i) to the extent such claims arise out of any inaccuracy in or breach of the Company Fundamental Representations.

(c) The right of the Parent Indemnitees to indemnification under this Article VIII in respect of any Loss shall be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the applicable Parent Indemnitee in respect of any such claim, net of all deductible amounts paid, any increased premiums incurred in connection therewith and any reasonable documented out-of-pocket expenses incurred by the applicable Parent Indemnitee to obtain such amounts; provided, that the Parent Indemnitee shall not be required to first pursue any such recovery before making or receiving payment under the provisions of this Article VIII. Notwithstanding any indemnification pursuant to this Agreement, including the receipt by the applicable Parent Indemnitee of indemnification payments hereunder, the Parent Indemnitee shall use its commercially reasonable efforts to recover under insurance policies (other than the R&W Policy) for any Losses and any amounts recovered after receipt of indemnification payments hereunder shall be promptly turned over and remitted to the Securityholder Representative (for the benefit of the Securityholders).

(d) Notwithstanding anything herein to the contrary, in no event shall any Parent Indemnitee be entitled to indemnification under this Article VIII in respect of any Loss to the extent such Loss was expressly included in the final determination of the Final Merger Consideration.

8.02 Survival. The Parties, intending to modify any applicable statute of limitations, agree that, (a) except in the case of Fraud, all representations and warranties made in Article III or Article IV and in any certificate delivered pursuant hereto with respect to such representations and warranties shall survive for twelve (12) months following the Closing and (b) all covenants required to be performed by any Party prior to the Closing shall survive for six (6) months following the Closing. The covenants of the Parties contained in this Agreement which are required to be observed, kept or performed following the Closing Date shall survive the Closing until fully observed, kept or performed. The rights of each Parent Indemnitee under Section 8.01(a), after the Closing shall not be affected by any knowledge at or before the execution hereof or at or before the Closing of any breach of representation, warranty, covenant or agreement, whether such knowledge came from the Company, Parent or any other Person, or any waiver of condition set forth in Article IX. The rights of any party to indemnification pursuant to Section 8.01(a) shall terminate when the applicable representation or warranty or covenant terminates in accordance with this Section 8.02; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Parent Indemnitee shall have made a claim by delivering written notice of such claim (or, with respect to a potential Third Party Claim, notice of facts reasonably likely to result in a claim) to the Securityholder Representative before the expiration of the applicable period. Notwithstanding the foregoing or anything herein to the contrary, but subject to Section 6.10, the (a) representations, warranties, covenants and agreements set forth in any Letter of Transmittal shall survive in accordance with the terms of such document and (b) Parent shall not be precluded from seeking remedy (i) for Fraud or (ii) to enforce, against the applicable party thereto, any covenant or agreement that by its terms contemplates performance in whole or in part after the Closing Date.

8.03 Procedures.

(a) Third Party Claims. In order for a Parent Indemnitee to be entitled to any indemnification provided for under Section 8.01(a) arising out of a claim made by any Person not a party hereto against such Parent Indemnitee (a “Third Party Claim”), such Parent Indemnitee must notify the Securityholder Representative in writing of such Third Party Claim (setting forth in reasonable detail the facts giving rise to such Third Party Claim (to the extent known by the Parent Indemnitee) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of such Third Party Claim) within 10 Business Days after receipt by such Parent Indemnitee of written notice of such Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the Securityholders shall have been actually and materially prejudiced as a result of such failure.

(b) Assumption. If a Third Party Claim is made against a Parent Indemnitee, the Securityholder Representative (on behalf of the Securityholders) shall be entitled to participate in the defense thereof and (unless the Securityholder Representative is also a party to such Third Party Claim and Parent Indemnitee determines in good faith that joint representation would be inappropriate), if Securityholder Representative so chooses, to assume the defense thereof with counsel selected by the Securityholder Representative, which counsel must be reasonably satisfactory to Parent. If Securityholder Representative assumes the defense of a Third Party Claim in accordance with this Section 8.03(b), it shall be conclusively established for purposes hereof that such Third Party Claim is within the scope of and subject to indemnification hereunder. Any such participation or assumption shall not constitute a waiver by any party of any attorney-client privilege in connection with such Third Party Claim. If the Securityholder Representative assumes the defense of a Third Party Claim in accordance with this Section 8.03(b), the applicable Parent Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Securityholder Representative, it being understood that Securityholder Representative shall control such defense; provided, however, that Losses for which the Parent Indemnitee may recover shall include fees and expenses of separate counsel if the employment of separate counsel shall have been authorized in writing by Securityholder Representative in connection with defending such claim or the Parent Indemnitee shall have been advised by counsel that (A) there may be defenses available to Parent Indemnitee that are different to or additional to those available to Securityholder Representative or (B) there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel. If the Securityholder Representative chooses to defend or prosecute a Third Party Claim, all Parent Indemnitees shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Securityholder Representative’s request) the provision to Securityholder Representative of records and information that are reasonably relevant to such Third Party Claim, and making employees available at such times and places as may be reasonably necessary to defend against such Third Party Claim for the purpose of providing additional information, explanation or testimony in connection with such Third Party Claim. If notice is given to the Securityholder Representative of a Third Party Claim in accordance with this Section 8.03(b) and the Securityholder Representative does not, within 10 Business Days after such notice is given, give notice to Parent of its election to assume the defense of such Third Party Claim, the Securityholder Representative will be bound by any determination made in such Third Party Claim or any settlement, compromise or discharge effected by Parent Indemnitee. If the Securityholder Representative assumes the defense of a Third Party Claim, the Securityholder Representative shall defend such Third Party Claim vigorously and diligently to final conclusion or settlement of such Third Party Claim; provided, however, that Securityholder Representative shall not settle such Third Party Claim without the consent of Parent unless such settlement (i) does not involve any finding or admission of any violation of Law or any violation of the rights of any Person and would not have any adverse effect on any other claims that may be made against Parent Indemnitee, (ii) does not involve any relief other than monetary damages that are paid in full out of the Indemnity Holdback Amount and (iii) completely, finally and unconditionally releases the Parent Indemnitees in connection with such Third Party Claim. Notwithstanding the foregoing, the Securityholder Representative shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Parent Indemnitee in defending such Third Party Claim) if (i) the Third Party Claim seeks an injunction or other equitable relief or relief other than monetary damages for which any Parent Indemnitee would be entitled to indemnification under this Agreement, (ii) the Third Party Claim is a criminal, civil or administrative Action, or relates to such an Action, or the underlying facts or circumstances of which could reasonably be expected to give rise to such an Action, (iii) involves a counterparty that is a customer, supplier or other material partner of the Group Companies or that could reasonably be expected to result in a material adverse impact on any Parent Indemnitee’s relationship with one or more of such customers, suppliers or other material partners or (iv) has a reasonable risk of resulting in a Loss (when aggregated with other realized or potential Losses which relate to indemnification claims made pursuant to this Agreement) that would exceed the remaining amount of the Indemnity Holdback Amount.

(c) If Securityholder Representative chooses to defend any Third Party Claim, the Securityholder Representative shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) cause, or agree to, the waiver of the attorney-client privilege, attorney work-product immunity or any other privilege or protection in respect of confidential legal memoranda and other privileged materials drafted by, or otherwise reflecting the legal advice of, internal or outside counsel of any Parent Indemnitee (the “Subject Materials”) relating to such Third Party Claim. Each party hereto mutually acknowledges and agrees, on behalf of itself and its Affiliates, that (i) each shares a common legal interest in preparing for the defense of legal proceedings, or potential legal proceedings, arising out of any actual or threatened Third Party Claim or any related claim or counterclaim, (ii) the sharing of Subject Materials will further such common legal interest and (iii) by disclosing any Subject Materials to and/or sharing any Subject Materials with Securityholder Representative, no Parent Indemnitee shall waive the attorney-client privilege, attorney work-product immunity or any other privilege or protection. The Parent Indemnitees shall not be required to make available to the Securityholder Representative any information that is subject to an attorney-client or other applicable legal privilege that based on the advice of outside counsel would be impaired by such disclosure or any confidentiality restriction under applicable Law.

(d) Other Claims. In the event any Parent Indemnitee has a claim against the Securityholders under Section 8.01(a) that does not involve a Third Party Claim, the Parent Indemnitee shall deliver notice of such claim to the Securityholder Representative (setting forth in reasonable detail the facts giving rise to such claim (to the extent known by such Parent Indemnitee) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of such claim) with reasonable promptness after becoming aware of such claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent Securityholders shall have been actually and materially prejudiced as a result of such failure. If Securityholder Representative does not notify such Parent Indemnitee within 10 Business Days following its receipt of such notice that Securityholder Representative disputes its liability to Parent Indemnitee under Section 8.01(a), such claim specified by Parent Indemnitee in such notice shall be conclusively deemed a liability of Securityholders and Parent Indemnitee shall be entitled to make a claim against the Indemnity Holdback Amount as contemplated by Section 8.03(e) below on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

(e) Claims Against the Indemnity Holdback Amount. From and after the Closing (but subject to the provisions of this Article VIII), the sole and exclusive source of recovery of Losses described in Section 8.01(a) by a Parent Indemnitee (except to the extent related to Fraud) shall be the right to offset against the Indemnity Holdback Amount. On the first anniversary of the Closing Date (the “Termination Date”), Parent shall pay an aggregate positive amount (if any) equal to (i) the Indemnity Holdback Amount minus (ii) the aggregate amount of all claims for indemnification by any Parent Indemnitee which have been finally determined in accordance with this Article VIII minus (iii) an amount reasonably identified in writing by Parent to Securityholder Representative that is reasonably required to satisfy in full claims for indemnification under this Agreement that have not been finally determined (including any potential Third Party Claim, whether or not such claim has actually been made or threatened against the Parent Indemnitees) (the “Outstanding Claims”) (collectively, the “Indemnity Release Amount”) to be paid in two installments: (A) a payment to the Exchange Agent (for distribution to the Common Stockholders) equal to the Stockholder Percentage of the Indemnity Release Amount by wire transfer of immediately available funds to an account designated in writing by the Exchange Agent to the Parent, except that any such amount payable with respect to Dissenting Shares shall be retained by the Parent and (B) a payment to the Surviving Company (for distribution to the holders of the In-the-Money Options) equal to the Optionholder Percentage of the Indemnity Release Amount by wire transfer of immediately available funds to an account designated in writing by the Surviving Company to the Parent. Any amounts paid to the Exchange Agent under this subsection shall be distributed, subject to Section 1.04, to each Securityholder entitled to Additional Merger Consideration under Section 1.02 or Section 1.03 in accordance with each such Securityholder’s Pro Rata Share of such amount. If at any time after the Termination Date the amount of the Indemnity Holdback Amount that has not been paid to the Securityholders exceeds the sum of any amounts subject to the Outstanding Claims, Parent shall pay such excess amount to the Securityholders in the manner contemplated by the first two sentences of this Section 8.03(e).

ARTICLE IX
TERMINATION

9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Parent and the Company;

(b) by the Parent if the Written Consent shall not have been delivered to it within four (4) hours following the execution and delivery of this Agreement;

(c) by the Parent, if any of the representations or warranties of the Company set forth in Article III shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to the Closing set forth in either Section 7.01(a) or Section 7.01(b) would not be satisfied as of the Closing Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) Business Days after written notice thereof is delivered to the Company; provided that the Parent and/or the Merger Sub is not then in breach of this Agreement so as to cause the conditions to the Closing set forth in either Section 7.02(a) or Section 7.02(b) to not be satisfied as of the Closing Date;

(d) by the Company, if any of the representations or warranties of the Parent or the Merger Sub set forth in Article IV shall not be true and correct, or if the Parent or the Merger Sub has failed to perform any covenant or agreement on the part of the Parent or the Merger Sub, respectively, set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to the Closing set forth in either Section 7.02(a) or Section 7.02(b) would not be satisfied as of the Closing Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) Business Days after written notice thereof is delivered to the Parent or the Merger Sub; provided that the Company is not then in breach of this Agreement so as to cause the conditions to the Closing set forth in Section 7.01(a) or Section 7.01(b) to not be satisfied as of the Closing Date; provided further that neither a breach by the Parent of its obligation to close under Section 2.01 nor the failure to deliver the Merger Consideration or the payments contemplated by Section 2.02 at the Closing (or the date on which the Closing would have occurred but for the breach of this Agreement by the Parent and/or the Merger Sub) as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by the Company; and

(e) by the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to October 13, 2021 (such date, the “Outside Date”) and the Company shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Outside Date; provided that if Parent or Merger Sub brings any Action pursuant to Section 12.17 to enforce specifically the performance of the terms and provisions hereof, the Outside Date shall automatically be extended pursuant to Section 12.17(b).

9.02 Effect of Termination. In the event this Agreement is terminated by either the Parent or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than the last sentence of Section 5.02, this Section 9.02, Section 10.01, and Article XI and Article XII hereof which shall survive the termination of this Agreement (other than the provisions of Section 12.17, which shall terminate)), and there shall be no liability on the part of either the Parent, the Merger Sub, the Company, the Securityholder Representative or the Securityholders to one another, except for Fraud and willful breaches of this Agreement prior to the time of such termination. The Company may, on behalf of the Securityholders, petition a court to award damages in connection with any breach by the Parent and/or the Merger Sub of the terms and conditions set forth in this Agreement, and the Parent agrees that such damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by the Company and the Securityholders (taking into consideration relevant matters, including other combination opportunities and the time value of money). The Company may, additionally, on behalf of the Securityholders, enforce such award and accept damages for such breach. No termination of this Agreement shall affect the obligations contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. For clarity, the terms of the Confidentiality Agreement shall continue to survive any termination of this Agreement.

ARTICLE X
ADDITIONAL COVENANTS

10.01 Securityholder Representative.

(a) Appointment. In addition to the other rights and authority granted to the Securityholder Representative elsewhere in this Agreement, upon and by virtue of the approval of the requisite holders of Company Stock of this Agreement, all of the Securityholders collectively and irrevocably constitute and appoint the Securityholder Representative, as their agent and representative to act from and after the date hereof and to do any and all things and execute any and all documents which the Securityholder Representative determines may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement or otherwise to perform the duties or exercise the rights granted to the Securityholder Representative hereunder, including: (i) execution of the documents and certificates pursuant to this Agreement; (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Securityholders and others, as contemplated by this Agreement, including receipt of payments made to the Securityholder Representative under Sections 1.09 or 1.10; (iii) payment of amounts due to the Parent pursuant to Sections 1.09 or 1.10; (iv) receipt and, if applicable, forwarding of notices and communications pursuant to this Agreement; (v) administration of the provisions of this Agreement; (vi) giving or agreeing to, on behalf of all or any of the Securityholders, any and all consents, waivers, amendments or modifications deemed by the Securityholder Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vii) amending this Agreement or any of the instruments to be delivered to the Parent or the Merger Sub pursuant to this Agreement; (viii) (A) disputing or refraining from disputing, on behalf of each Securityholder relative to any amounts to be received by such Securityholder under this Agreement or any agreements contemplated hereby, any claim made by the Parent or Merger Sub under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each such Securityholder, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) executing, on behalf of each such Securityholder, any settlement agreement, release or other document with respect to such dispute or remedy; and (ix) engaging attorneys, accountants, agents or consultants on behalf of the Securityholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto.

(b) Authorization. Notwithstanding Section 10.01(a), in the event that the Securityholder Representative is of the opinion that it requires further authorization or advice from the Securityholders on any matters concerning this Agreement, the Securityholder Representative shall be entitled to seek such further authorization from the Securityholders prior to acting on their behalf. In such event, each Securityholder shall vote in accordance with the pro rata portion of the Merger Consideration paid to such Securityholder in accordance with this Agreement and the authorization of a majority of such Persons shall be binding on all of the Securityholders and shall constitute the authorization of the Securityholders. The appointment of the Securityholder Representative is coupled with an interest and shall be irrevocable by any Securityholder in any manner or for any reason. This authority granted to the Securityholder Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. HOA Securityholder Representative, LLC hereby accepts its appointment as the initial Securityholder Representative.

(c) Actions by the Securityholder Representative; Resignation; Vacancies. The Securityholder Representative may resign from its position as Securityholder Representative at any time by written notice delivered to the Parent and the Securityholders. If there is a vacancy at any time in the position of the Securityholder Representative for any reason, such vacancy shall be filled by the majority vote in accordance with the method set forth in Section 10.01(b) above.

(d) No Liability. All acts of the Securityholder Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Securityholders and not of the Securityholder Representative individually. The Securityholder Representative shall not have any liability for any amount owed to the Parent pursuant to this Agreement, including Sections 1.09 or 1.10. The Securityholder Representative shall not be liable to the Company, the Parent, the Merger Sub, or any other Person in his or its capacity as the Securityholder Representative, for any liability of a Securityholder or otherwise, or for anything which it may do or refrain from doing in connection with this Agreement. The Securityholder Representative shall not be liable to the Securityholders, in his or its capacity as the Securityholder Representative, for any liability of a Securityholder or otherwise, or for any error of judgment, or any act done or step taken or omitted by it in good faith, or for any mistake in fact or Law, or for anything which it may do or refrain from doing in connection with this Agreement, except in the case of the Securityholder Representative’s gross negligence or willful misconduct as determined in a final and non-appealable judgment of a court of competent jurisdiction. The Securityholder Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties or rights hereunder, and it shall incur no liability in its capacity as the Securityholder Representative to the Parent, the Merger Sub, the Company, or the Securityholders and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel. The Securityholder Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Securityholder, except in respect of amounts received on behalf of the Securityholders.

(e) Indemnification; Expenses. The Securityholder Representative may use the Securityholder Representative Amount to pay any fees, costs, expenses or other obligations incurred by the Securityholder Representative acting in its capacity as such. Without limiting the foregoing, each Securityholder shall, only to the extent of such Securityholder’s Pro Rata Share thereof, indemnify and defend the Securityholder Representative and hold the Securityholder Representative harmless against any loss, damage, cost, Liability or expense actually incurred without fraud, gross negligence or willful misconduct by the Securityholder Representative (as determined in a final and non-appealable judgment of a court of competent jurisdiction) and arising out of or in connection with the acceptance, performance or administration of the Securityholder Representative’s duties under this Agreement. Any expenses or taxable income incurred by the Securityholder Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Securityholder Representative but shall be payable by and attributable to the Securityholders based on each such Securityholder’s Pro Rata Share. Notwithstanding anything to the contrary in this Agreement, the Securityholder Representative shall be entitled and is hereby granted the right to set off and deduct any unpaid or non-reimbursed expenses and unsatisfied Liabilities incurred by the Securityholder Representative in connection with the performance of its duties hereunder from amounts actually delivered to the Securityholder Representative pursuant to this Agreement. Additionally, in connection with any unpaid or non-reimbursed expenses and unsatisfied Liabilities incurred by the Securityholder Representative in connection with the performance of its duties hereunder, the Securityholder Representative shall be entitled and is hereby granted the right to direct any funds that would otherwise be actually payable to the Securityholders from the Adjustment Holdback Amount or the Indemnity Holdback Amount to itself no earlier than the date such payments are actually made. The Securityholder Representative may also from time to time submit invoices to the Securityholders covering such expenses and Liabilities, which shall be paid by the Securityholders promptly following the receipt thereof based on their respective Pro Rata Share. Upon the request of any Securityholder, the Securityholder Representative shall provide such Securityholder with an accounting of all expenses and Liabilities paid by the Securityholder Representative in its capacity as such.

10.02 Disclosure Schedule. All disclosure schedules attached hereto (each, a “Schedule” and, collectively, the “Disclosure Schedule”) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedule shall be deemed to refer to this entire Agreement, including the Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty of the Company set forth in the corresponding numbered or lettered section or subsection of this Agreement, except to the extent that (a) such information is explicitly cross-referenced in another part of the Disclosure Schedule, or (b) it is reasonably apparent on the face of the disclosure that such information relates to another representation and warranty of the Company in this Agreement. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedule shall not (a) be used as a basis for interpreting the terms “material,” “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the ordinary course of business, (c) be deemed or interpreted to expand the scope of the Company’s, the Parent’s or the Merger Sub’s respective representations and warranties contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter or (g) constitute, or be deemed to constitute, an admission or indication by the Company, the Parent or the Merger Sub that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedule.

ARTICLE XI
DEFINITIONS

11.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Accredited Investor Pro Rata Share” means, as of a date of determination, (a) the Pro Rata Share of an Accredited Investor divided by (b) the aggregate Pro Rata Share of all Accredited Investors.

“Action” means any civil, criminal, administrative or regulatory claim, action, suit, litigation, arbitration, investigation, inquiry, hearing, charge, complaint, demand, notice or proceeding by or before any Governmental Entity or arbitrator or arbitration panel or similar Person or body.

“Additional Merger Consideration” means, as of any date of determination, without duplication, any purchase price adjustments arising under Section 1.10 payable to the Securityholders (including, if applicable, the Shortfall Return Amount), plus any amounts payable to the Securityholders under Section 8.03, plus the amount, if any, of the Securityholder Representative Amount returned to the Securityholders by the Securityholder Representative pursuant to Section 1.05.

“Adjustment Holdback Amount” means $330,000.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Anti-Bribery Laws” means any Laws with respect to the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to improperly influence the actions of any Governmental Entity or any employee or Securityholder Representative thereof, including the U.S. Foreign Corrupt Practices Act of 1977.

“Anti-Money Laundering Laws” means applicable Laws regarding anti-money laundering or terrorism financing that apply to any of the Group Companies or the business from time to time.

“Antitrust Laws” means any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“Biographical Affidavits” means the National Association of Insurance Commissioners biographical affidavits that are expected to be submitted to Governmental Entities in connection with the transactions contemplated under this Agreement.

“Base Consideration” means $100,000,000.

“Books and Records” means all books and records (including all data and other information stored on discs, tapes or other media) in the possession or control of the Group Companies relating to the Group Companies and its businesses, including, without limitation, (a) all Permits held by the Group Companies, (b) all organizational documents, minute books and stock records of the Group Companies, (c) all items relating to each Group Company’s legal existence, stock ownership, and corporate management and (d) all financial records, licenses, correspondence, and records or documents of every kind and nature used in the business of the Group Companies.

“Business Day” means a day which is neither a Saturday or Sunday, nor any other day on which banking institutions in New York, New York are authorized or obligated by Law to close.

“Capital and Surplus” means, as of the Reference Time, the surplus as regards policyholders of the Insurance Subsidiary determined in accordance with SAP, as required to be reflected on line 37 of the “Liabilities, Surplus and Other Funds” page of the 2020 NAIC Annual Statement Blank.

“Capital Stock” means any capital stock of, or other type of equity ownership interest in, as applicable, a Person.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended.

“Closing 7-Day VWAP” means the VWAP for seven (7) consecutive trading days ending on the trading day immediately prior to the Closing Date.

“Closing Merger Consideration” means (i) the Base Consideration, plus (ii) the amount, if any, by which the Estimated Net Book Value exceeds the Target Net Book Value, minus (iii) the amount, if any, by which Estimated Net Book Value is less than the Target Net Book Value, minus (iv) the amount of the Surplus Deficit minus (v) the amount of the Estimated Non-Reimbursable Transaction Expenses, minus (vi) the Indemnity Holdback Amount, minus (vi) the Adjustment Holdback Amount, minus (viii) the Securityholder Representative Amount.

“Closing Cash Merger Consideration” means (i) the Closing Merger Consideration, minus (ii) the Stock Election Amount.

“Closing Option Cash Consideration” means, for each In-the-Money Option, the amount equal to the product obtained by multiplying (A) the amount by which the Per Share Closing Cash Merger Consideration exceeds the exercise price of such Option and (B) the aggregate number of shares of Common Stock underlying the In-the-Money Option as of the Effective Time (rounded down to the nearest whole cent), less (C) without duplication, applicable withholding Taxes (including any withholding Taxes that are payable in connection with any Accredited Investor Stock Election Consideration).

“Closing Payment Amount” means (i) the Closing Cash Merger Consideration, less (ii) the aggregate amount of Closing Option Cash Consideration, and less (iii) any Merger Consideration that would be due to a Dissenting Stockholder if such Person was not a Dissenting Stockholder plus (iv) the aggregate Unaccredited Investor Stock Election Consideration payable to holders of Common Stock that are Unaccredited Investors in accordance with Section 1.11.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended or now in effect or as hereafter amended, including any successor or substitute federal Tax codes or legislation.

“Common Stockholder” means a holder of Common Stock.

“Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (excluding multiemployer plans within the meaning of Section 3(37) of ERISA), and each other stock purchase, stock option, restricted stock, severance, retention, change-of-control, bonus, incentive, or deferred compensation plan or agreement sponsored, maintained, contributed to or required to be contributed to by any of the Group Companies for the benefit of any current or former employee of the Group Companies, but excluding any government-sponsored or statutorily mandated plans, programs or arrangements or other compensation or benefits plans, programs or arrangements required by Law or by any Governmental Entity.

“Company Data” means all data contained in the Company IT Systems or the databases (including all User Data) of any Group Company and all other information and data compilations used in, or necessary to, the conduct of the business of the Group Companies.

“Company Employee” means each individual who is employed by any Group Company.

“Company Equity Plans” means the Company’s 2005 Management Incentive Plan and the 2013 Equity Compensation Plan, in each case, in effect as of the date hereof.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.01, Sections 3.03(a) and (c), Sections 3.04(a) and (b)(i) and Section 3.25.

“Company IP” shall mean any and all Intellectual Property Rights and Intellectual Property that are owned or purported to be owned by, the Group Companies.

“Company IP Contract” shall mean any Contract to which any of the Group Companies is or was a party or by which any of the Group Companies is or was bound, that contains any license of, or any covenant not to assert or enforce, any Company IP.

“Company IT Systems” shall mean the hardware, Software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned or controlled by the Group Companies (including all Company Software).

“Company Products” shall mean each product or service owned, made, marketed, developed, distributed, made available, imported, licensed or sold by or on behalf of the Group Companies as of the date hereof and as of the Closing Date, and any product or service currently under development by or for the Group Companies.

“Company Privacy Policies” means any (a) internal or external past or present data protection, data usage, data privacy and security policies of the Company, (b) public statements, representations, obligations, promises, commitments relating to privacy, security, or the Processing of Personal Data, and (c) policies and obligations applicable to the Company as a result of any certification relating to privacy, security, or the Processing of Personal Data.

“Company Software” shall mean any Software, that is owned or controlled by a Group Company and that is embedded in, or used in the development, delivery, hosting or distribution of, any Company Products.

“Company Stock” means the Common Stock.

“Contract” means any legally binding written agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party, other than any Company Benefit Plan.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any actions or inactions reasonably taken (or reasonably not taken), or any plans, procedures or practices reasonably adopted (and compliance therewith), in each case, to the extent required in connection with or in response to quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive promulgated by any applicable Governmental Entity, including the Centers for Disease Control and Prevention.

“Data Breach” means any unauthorized Processing of Company Data or Company IT Systems, or any other data security incident requiring notification to any Person or Governmental Entity under Privacy Requirements.

“Data Processor” means a natural or legal Person, public authority, agency or other body that Processes Personal Data on behalf of, at the direction of, or while providing services to, the Company.

“Environmental Laws” means any Law applicable to the business of the Group Companies relating to (i) the protection of the natural environment, (ii) the protection of human health and safety as it pertains to exposure to Hazardous Substances, or (iii) the handling, use, presence, treatment, storage, Release or threatened Release of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or Person (whether or not incorporated) that is or was considered as single employer with any of the Group Companies under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Agent” means an Exchange Agent reasonably acceptable to Parent and the Securityholder Representative.

“Final Merger Consideration” means (i) the Base Consideration, plus (ii) the amount, if any, by which the Net Book Value as finally determined pursuant to Section 1.09 exceeds the Target Net Book Value, minus (iii) the amount, if any, by which the Net Book Value as finally determined pursuant to Section 1.09 is less than the Target Net Book Value, minus (iv) the amount of the Surplus Deficit as finally determined pursuant to Section 1.09, minus (v) the amount of the Non-Reimbursable Transaction Expenses as finally determined pursuant to Section 1.09, minus (vi) the Indemnity Holdback Amount, minus (vii) the Adjustment Holdback Amount, and minus (viii) the Securityholder Representative Amount.

“Fraud” means knowing and intentional fraud as construed under the laws of the state of Delaware with respect to any representations or warranties made by the Company in Article III.

“Fully Diluted Shares” means, as of immediately prior to the Effective Time, the sum of (x) the aggregate number of shares of Common Stock (other than Excluded Shares) outstanding immediately prior to the Effective Time and (y) the aggregate number of shares of Common Stock underlying all In-the-Money Options.

“GAAP” means United States generally accepted accounting principles consistently applied. With respect to the computations pursuant to Section 1.08 and Section 1.09, GAAP shall be as in effect as of the Reference Time.

“Governmental Approvals” means any consent, approval, license, permit, order, qualification, authorization of, or registration, waiver or other action by, or any filing with or notification to, any Governmental Entity.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof. For the avoidance of doubt, any Insurance Regulator will be deemed a Governmental Entity.

“Governmental Order” means any binding and enforceable order, writ, judgment, injunction, decree, directive, stipulation, determination or award entered by or with any Governmental Entity.

“Group Company(ies)” means the Company (including, following the Effective Time, the Surviving Company) and each of its direct and indirect Subsidiaries.

“Hazardous Substance” means any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” or “toxic pollutants,” under any Environmental Law, including petroleum or petroleum by-products, friable asbestos, lead-based paint, or polychlorinated biphenyls.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnity Holdback Amount” means One Million Dollars ($1,000,000).

“Identified Individuals” means the individuals set forth on Schedule 1.

“Indebtedness” means, as of any particular time with respect to the Group Companies, without duplication, (i) the unpaid principal amount of and accrued interest on all indebtedness for borrowed money (excluding all intercompany indebtedness between or among the Group Companies), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security issued by such Person, (iii) obligations with respect to any drawn letters of credit or similar instrument, (iv) all payment obligations under any interest rate swap agreements, foreign currency exchange contracts or other hedging agreements that are terminated prior to, or contemporaneously with, Closing, (v) all amounts owing as deferred purchase price for property or services, whether or not contingent, including any “earnout” or similar payments or obligations, installment payments and holdback amounts, (vi) all unsatisfied severance obligations of the Group Companies in respect of any termination of employment occurring prior to the Closing, (vii) all obligations of the Group Companies under leases required in accordance with GAAP to be capitalized on a balance sheet of the Group Companies, and (viii) all accrued and unpaid interest, and all guarantees provided by any Group Company, in respect of the indebtedness or obligations referred to in clauses (i) through (vii). Notwithstanding anything herein to the contrary, “Indebtedness” shall not include any (A) intercompany indebtedness between or among the Group Companies, (B) any letters of credit to the extent not drawn upon, (C) surety bonds and performance bonds, (D) indebtedness incurred by Parent or its Affiliates (including the Group Companies following the Closing) in connection with the consummation of the Closing and payment of the Merger Consideration, (E) deferred revenue or Taxes or (F) Non-Reimbursable Transaction Expenses or Reimbursable Transaction Expenses.

“Information Security Program” means a written information security program that complies with Privacy Requirements, that includes: (i) Company policies and procedures regarding Personal Data, and the Processing thereof; (ii) administrative, technical and physical safeguards to protect the security, confidentiality, and integrity of any Personal Data owned, controlled, maintained, held, or Processed by the Company or any third party operating on behalf of or at the direction of the Company; (iii) disaster recovery, business continuity, incident response, and security plans, procedures and facilities; and (iv) protections against Data Breaches, malicious code, and against loss, misuse or unauthorized access to and Processing of Company Data or Company IT Systems.

“Information Technology” means software and any tangible or digital computer systems (including computers, workstations, routers, hubs, switches, networks, data communications lines and hardware), data or information subscription or access agreements, Internet-related information technology infrastructure and telecommunications systems, owned, leased or licensed and controlled by any Group Company.

“Intellectual Property” shall mean algorithms, application program interfaces (APIs), databases, and other compilations or collections of data or information, diagrams, formulae, inventions (whether or not patentable and whether or not reduced to practice), know-how, logos, designs, marks (including brand names, product names, logos and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship (including written, audio and visual materials), business or technical information (including technical data, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), all other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing), and other such items for which Intellectual Property Rights may be secured.

“Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) trademark, service mark, business name, brand name, domain name and trade name rights and similar rights; (iii) trade secret rights; (iv) patents, utility models, design rights and industrial design property rights; (v) rights with respect to databases and other compilations or collections of data or information; (vi) rights with respect to domain names, uniform resource locators and other names and locators associated with the Internet; (vii) other proprietary rights in Intellectual Property; (viii) rights in or relating to applications, registrations, renewals, extensions, combinations, divisions, continuations and reissues of, and applications for, any of the rights referred to in clauses (i) through (vii) above; and (ix) all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse or misappropriation.

“Insurance Contracts” means any insurance policies and contracts, together with all binders, slips, certificates, endorsements and riders thereto, issued or entered into by any Group Company prior to the Closing.

“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Entity charged with the supervision of an Insurance Subsidiary in such jurisdiction. For the avoidance of doubt, “Insurance Regulator” shall also include any applicable semi-governmental or self-regulatory organization.

“Insurance Subsidiary” means Homeowners of America Insurance Company, a Texas insurance company.

“In-the-Money Option” means, as of the applicable date of determination, each Option that is or becomes vested as a result of the transactions contemplated hereby and with respect to which the per share exercise price is less than the sum of the Per Share Closing Merger Consideration and the Per Share Additional Merger Consideration paid or payable as of or prior to such date of determination.

“Investment Assets” means investment assets owned by, or held in trust for the benefit of, the Group Companies, including bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts and derivatives.

“knowledge of the Company” and “the Company’s knowledge” mean the actual knowledge of either of Spence Tucker or Rich Runyan as of the applicable date, in each case, after a reasonable inquiry of their respective direct reports.

“Law” means any law, rule, regulation, judgment, injunction, order or decree of any Governmental Entity.

“Liabilities” means any direct or indirect debt, liability, commitment or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, known or unknown, and whether due or to become due.

“Licensed IP” shall mean (a) all Intellectual Property Rights and Intellectual Property incorporated into, or used in the development, delivery, hosting or distribution of, the Company Products; and (b) all other Intellectual Property Rights and Intellectual Property used or held for use in the conduct of the business of the Group Companies, in each case that are not owned by, or purported to be owned by, the Group Companies.

“Licensed IP Contract” shall mean any Contract to which any of the Group Companies is a party or by which the Company or any of its Subsidiaries is bound, pursuant to which any of the Group Companies is granted a license, covenant not to sue, or other rights to use material Licensed IP of another Person.

“Liens” means liens, security interests, charges, claims, mortgages, pledges, encumbrances deeds of trust, judgments, voting trusts, other restriction on title or transfer, rights of first refusal or offers, leases, rights of way, adverse claims of ownership or use, title defects, encroachment or other survey defects and equitable interests.

“Loss” means any loss, Liability, claim, damage, cost or expense, including Taxes and reasonable documented out-of-pocket legal fees and expenses, whether involving a Third Party Claim or a claim solely between the parties.

“Material Adverse Effect” means any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) results, or would reasonably be expected to result in, a material adverse effect on (A) the business, financial condition or results of operations of the Group Companies, taken as a whole; provided, however, that any adverse effect arising out of, resulting from or attributable to any circumstance described in the following clauses (i) through (ix) shall not constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur: (i) an Effect or series of Effects affecting (x) the United States or any other economy in which the Group Companies have material operations or foreign economies in general, or (y) capital or financial markets (including any disruption thereof) generally, including changes in interest or exchange rates and financial, credit, securities or currency markets, (ii) an Effect or series of Effects affecting political, regulatory or social conditions (including hostilities, acts of war (whether declared or undeclared), sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing), (iii) an Effect or series of Effect generally affecting the industries in which the Group Companies operate, (iv) an Effect or series of Effects attributable to the announcement of, or the consummation of the transactions contemplated by, the Transaction Agreements, including the impact thereof on shortfalls or declines in revenue, margins or profitability, the loss of, or disruption in, any customer, supplier, vendor and/or other contractual relationships, or loss of personnel, (v) conditions resulting from weather conditions or natural or man-made catastrophes, disasters or acts of God, including earthquakes, hurricanes, fires, floods, tornados or storms, (vi) any pandemic (including COVID-19) and any COVID-19 Measures, (vii) any changes in applicable Law, GAAP or the enforcement or interpretation thereof, (viii) actions required to be taken or omitted pursuant to or in compliance with the Transaction Agreements, or taken with the Parent’s prior written consent, or (ix) any failure by the Group Companies to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided, that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded by this clause (ix)); provided in the case of clauses (i), (ii), (iii), (v) and (vi), an Effect may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such Effect has a disproportionate adverse effect on the Group Companies, taken as a whole, prior to the Closing, as compared to other participants in the industry in which the Group Companies operate and conduct their businesses; or (B) or the ability of the Company to consummate the transactions contemplated hereby.

“Material Agency Agreements” means the agency agreements, together with all schedules, amendments, incentive documents, and riders thereto, issued or entered into by any Group Company with the fifty (50) largest Producers of the Company by gross written premium in 2020.

“Merger Consideration” means, collectively, the Common Stock Merger Consideration and the Option Consideration.

“Net Book Value” means, as of the Reference Time, the consolidated total stockholders’ equity of the Company and its Subsidiaries, as determined in accordance with GAAP; provided that, (i) Net Book Value shall be calculated without giving effect to any liabilities for Non-Reimbursable Transaction Expenses or Reimbursable Transaction Expenses and (ii) to the extent the Group Companies have paid any Reimbursable Transaction Expenses on or prior to the Reference Time (thereby reducing the cash and cash equivalents of the Group Companies as of the Reference Time), such previously paid Reimbursable Transaction Expenses shall be added back to the Net Book Value as of the Reference Time on a dollar-for-dollar basis.

“Non-Recourse Party” means, with respect to a Party to this Agreement, any of such Party’s former, current and future equityholders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing); provided, that, for the avoidance of doubt, no Party to this Agreement will be considered a Non-Recourse Party.

“Non-Reimbursable Transaction Expenses” means all fees, costs, commissions and expenses of the Group Companies incurred or payable by the Group Companies in connection with the preparation, negotiation, execution, delivery and performance of the Transaction Agreements and each of the other documents and instruments executed in connection with or contemplated by the Transaction Agreements and the consummation of the transactions contemplated thereby, in each case solely to the extent incurred prior to September 22, 2020 and that have not been paid prior to the Effective Time, including (i) fees, expenses and disbursements payable to professionals (including investment bankers, attorneys, accountants and other consultants and advisors, including, without limitation, Willkie Farr & Gallagher LLP, R.L. Viton & Co., LLC and JLK Rosenberger, LLC) retained by any Group Company (but excluding, for the avoidance of doubt, any such expenses that are payable to R.L. Viton & Co., LLC as a result of the consummation of the Merger) (ii) any unpaid termination fees or expenses owed with respect to any other potential Acquisition Transaction and (iii) 50% of the R&W Policy Costs (provided, that the amount under this clause (iii) shall not exceed $220,000). For the avoidance of doubt, Non-Reimbursable Transaction Expenses shall not include any Reimbursable Transaction Expenses.

“Open Source Software” means any Intellectual Property that is licensed, provided or distributed under any open source license (including any Copyleft License), including any license meeting the Open Source definition (as promulgated by the Open Source Initiative) or the Free Software definition (as promulgated by the Free Software Foundation), or any substantially similar license.

“Option” means an outstanding and unexercised stock option to purchase shares of Common Stock under any of the Company Equity Plans.

“Option Consideration” means, for each In-the-Money Option: (A) the Closing Option Cash Consideration applicable to such In-the-Money Option, (B) the right to receive Accredited Investor Stock Election Consideration or Unaccredited Investor Stock Election Consideration, as applicable, (C) the product obtained by multiplying (i) the Per Share Additional Merger Consideration by (ii) the aggregate number of shares of Common Stock underlying the In-the-Money Option as of the applicable date of determination, less applicable withholding taxes, and (D) the contingent right to receive the Contingent Consideration Shares (or cash equivalent thereof, as applicable) after the Closing in accordance with Section 1.16.

“Optionholder Percentage” means, as of any applicable date of determination, the amount, expressed as a percentage, equal to the quotient obtained by dividing (i) the aggregate number of shares of Common Stock underlying all In-the-Money Options by (ii) the Fully Diluted Shares.

“Organizational Documents” means the bylaws of the Company, as amended through the date hereof, and the Certificate of Incorporation.

“Parent Fundamental Representations” means the representations and warranties of the Parent set forth in Sections 4.01, 4.02 and 4.06.

“Parent Indemnitees” means Parent and its Affiliates (including, after Closing, the Group Companies) and their respective successors and assigns, officers, managers, directors, employees, members, stockholders, agents and representatives.

“Parent Material Adverse Effect” means any change, effect, event or development that, individually or in the aggregate, has had or would have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

“Per Share Additional Merger Consideration” means the amount equal to the quotient obtained by dividing (i) the Additional Merger Consideration by (ii) the Fully Diluted Shares.

“Per Share Closing Cash Merger Consideration” means, as of the applicable date of determination, the amount equal to the quotient obtained by dividing (i) (x) the Closing Cash Merger Consideration plus (y) the product of (A) the exercise price of each then In-the-Money Option multiplied by (B) the number of shares of Common Stock underlying each such In-the-Money Option, by (ii) the Fully Diluted Shares.

“Per Share Closing Merger Consideration” means, as of the applicable date of determination, the amount equal to the quotient obtained by dividing (i) (x) the Closing Merger Consideration plus (y) the product of (A) the exercise price of each then In-the-Money Option multiplied by (B) the number of shares of Common Stock underlying each such In-the-Money Option, by (ii) the Fully Diluted Shares.

“Permitted Liens” means (i) statutory liens for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Group Companies and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, materialmens’, carriers’, workers’, warehousemens’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property that do not interfere with or impair the ordinary conduct of the business of the Group Companies in any material respect; (v) public roads and highways; (vi) liens arising in connection with sales of foreign receivables; (vii) liens on goods in transit incurred pursuant to documentary letters of credit; (viii) purchase money liens and liens securing rental payments under capital lease arrangements; and (ix) other immaterial liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

“Personal Data” means information relating to or reasonably capable of being associated with an identified or identifiable person, device, or household, and when referring to a Privacy Requirement, has the same meaning as the similar or equivalent term defined thereunder.

“Privacy Requirements” means all applicable Laws, industry requirements, and Contracts relating to the Processing of Personal Data, including: (i) each Law relating to the protection or Processing of Personal Data that is applicable to the Company, including as applicable, but not limited to, the Federal Trade Commission Act, 15 U.S.C. § 45; the CAN-SPAM Act of 2003, 15 U.S.C. § 7701, et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Health Insurance Portability and Accountability Act of 1996; the Health Information Technology for Economic and Clinical Health Act; the Fair Credit Reporting Act, 15 U.S.C. § 1681; the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; the New York Department of Financial Services Cybersecurity Regulation, 23 NYCRR § 500; and the South Carolina Privacy of Consumer Financial and Health Information Regulation, South Carolina Code § 69-58; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00; Nev. Rev. Stat. 603A; Cal. Civ. Code § 1798.82; N.Y. Gen. Bus. Law § 899-aa, et seq.; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC); the General Data Protection Regulation (2016/679); Law requiring notification to any Person or Governmental Authority in the event of a Data Breach; and all implementing regulations and requirements, and other similar Law; (ii) each Contract relating to the Processing of Personal Data applicable to the Company; and (ii) each applicable rule, code of conduct, or other requirement of self-regulatory bodies and/or applicable industry standards to which the Company is a party, including, to the extent applicable, the Payment Card Industry Data Security Standard.

“Pro Rata Share” means, with respect to any Securityholder as of the applicable date of determination, the quotient (expressed as a percentage) obtained by dividing (a) the sum of (i) the number of shares of Common Stock held by such Securityholder immediately prior to the Effective Time and (ii) the number of shares of Common Stock underlying any In-the-Money Options held by such Securityholder as of immediately prior to the Effective Time by (b) the Fully Diluted Shares as of immediately prior to the Effective Time.

“Processing”, “Process” or “Processed”, means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, destruction, transfer, modification, or any other processing (as defined by Privacy Requirements) of Company Data.

“Producer” means any producer, broker, agent, general agent, managing general agent, master broker agency, broker general agency, financial specialist or other Person, including an employee of any of the Group Companies, responsible for writing, marketing, producing, soliciting, selling or servicing the Insurance Contracts on behalf of any of the Group Companies prior to the Closing.

“R&W Policy” means that certain representation and warranty insurance policy to be issued by American International Group, Inc. in favor of Parent.

“R&W Policy Costs” means all premiums, surplus lines or other taxes and underwriting or broker fees payable in connection with obtaining the R&W Policy.

“Reference Time” means 12:01 a.m., Central time, on the Closing Date.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, and registered trademarks, business names and domain names and all applications for any of the foregoing.

“Reimbursable Transaction Expenses” means all reasonable documented out-of-pocket fees, costs, commissions and expenses of the Group Companies incurred or payable by the Group Companies in connection with the preparation, negotiation, execution, delivery and performance of the Transaction Agreements and each of the other documents and instruments executed in connection with or contemplated by the Transaction Agreements and the consummation of the transactions contemplated thereby, in each case to the extent incurred on or after September 22, 2020 (whether or not paid prior to the Effective Time), including fees, expenses and disbursements payable to professionals (including investment bankers, attorneys, accountants and other consultants and advisors, including, without limitation, Willkie Farr & Gallagher LLP, R.L. Viton & Co., LLC, JLK Rosenberger, LLC and Pearl Meyer & Partners LLC) retained by any Group Company (including, for the avoidance of doubt, any such expenses that are payable to R.L. Viton & Co., LLC as a result of the consummation of the Merger or the payment of the Contingent Consideration Shares).

“Reinsurance Agreement” means any contract of reinsurance, coinsurance or retrocession, including any slips, binders, cover notes and any similar arrangement, including any collateral arrangement related thereto.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any real property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders, consultants, independent accountants, investment bankers, counsel or other representatives of such Person and of such Person’s Affiliates.

“Reserves” means the reserves (including reserves established under applicable Law or otherwise for the payment of benefits, losses, claims, expenses and similar purposes (including claims litigation)) held by each Company with respect to the Insurance Contracts.

“Risk-Based Capital” means, as of the Reference Time, the authorized control level risk-based capital of the Insurance Subsidiary determined in accordance with SAP, as required to be reflected on line 29 of the “Five-Year Historical Data” page of the 2020 NAIC Annual Statement Blank.

“SAP” means the statutory accounting principles and practices prescribed or permitted, with respect to Texas-domiciled insurance companies, by the Texas Department of Insurance.

“SEC” means the U.S. Securities and Exchange Commission.

“Securityholder” means a Common Stockholder or a holder of an In-the-Money Option.

“Securityholder Related Party” means each Securityholder, its Affiliates and its and their respective, past and present, directors, officers, owners, employees and representatives, including without limitation the Representative.

“Specified Agency Agreements” means the agency agreements, together with all schedules, amendments, incentive documents, and riders thereto, issued or entered into by any Group Company with the twenty-five (25) largest Producers of the Company by gross written premium in 2020.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date. Whenever it is necessary to determine the liability for Taxes of any Group Company for a Straddle Period, the determination of the Taxes of such Group Company for the portion of the Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of such Group Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of such Group Company were closed at the close of the Closing Date; provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis. Whenever it is necessary to determine the liability for Taxes of a Group Company that is a “United States shareholder” (within the meaning of Section 951(b) of the Code) of a “controlled foreign corporation” (within the meaning of Section 957 of the Code), amounts, if any, included in the income of the Company or such Subsidiary under Section 951 or Section 951A of the Code with respect to any Straddle Period of such controlled foreign corporation shall be allocated between such two taxable years or periods of the Company or such Subsidiary by assuming that, for purposes of Section 951 and Section 951A of the Code, the Straddle Period of the controlled foreign corporation consisted of two taxable years or periods, one of which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date and relevant items of income, gain, deduction, loss or credit of the controlled foreign corporation shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the controlled foreign corporation were closed at the close of the Closing Date; provided, however, that “subpart F income” (within the meaning of Section 952 of the Code) of the controlled foreign corporation shall be determined without regard to Section 952(c) of the Code.

“Social Media Accounts” shall mean all accounts, profiles, pages, feeds, registrations and other presences on or in connection with any: (i) social media or social networking website or online service; (ii) blog or microblog; (iii) mobile application; (iv) photo, video or other content-sharing website; (v) virtual game world or virtual social world; (vi) rating and review website; (vii) wiki or similar collaborative content website; or (viii) message board, bulletin board, or similar forum.

“Standard Agency Agreements” means any agency agreement, together with all schedules, amendments, incentive documents, and riders thereto, issued or entered into by any Group Company on its form agreement as provided in the Data Room.

“Stockholder Percentage” means the amount, expressed as a percentage, equal to one hundred percent (100%) less the Optionholder Percentage.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity. For the avoidance of doubt, a Subsidiary of a Person includes direct and indirect Subsidiaries (e.g., a Subsidiary of a Subsidiary).

“Surplus Deficit” means, as of the Reference Time, the amount, if any, by which (i) the Capital and Surplus of the Insurance Subsidiary is less than (ii) the Risk-Based Capital of the Insurance Subsidiary multiplied by 3.

“Target Net Book Value” means $33,050,859.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, ad valorem, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax, including any claim for refund, amended return or declaration of estimated Tax.

“Transaction Agreements” means, collectively, this Agreement, the Employment Documents, the Support Agreements and any other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby and thereby.

“Unaccredited Investor Pro Rata Share” means, as of a date of determination, (a) the Pro Rata Share of an Unaccredited Investor divided by (b) the aggregate Pro Rata Share of all Unaccredited Investors.

“User Data” means any and all Personal Data and other data or information collected by or on behalf of any Group Company from users of any Company Product.

“VWAP” means the daily per share volume-weighted average per-share price of the Parent Common Stock on Nasdaq or such other principal United States securities exchange on which shares of Parent Common Stock are listed, quoted or admitted to trading, as displayed under the heading Bloomberg VWAP on the Bloomberg page designated for the shares of Parent Common Stock (or the equivalent successor if such page is not available) in respect of the period from the open of trading on such trading day until the close of trading on such trading day (or if such volume-weighted average price is unavailable, the per share volume-weighted average price of a share of Parent Common Stock on such trading day (determined without regard to after-hours trading or any other trading outside the regular trading session or trading hours).

11.02 Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.
$22.50 Share Price Milestone	Schedule 2(1)
Accredited Investor	1.11
Accredited Investor Stock Election Consideration	1.11
Acquiring Entity	Schedule 2(3)
Acquisition Transaction	5.03
Agreement	Preamble
Burdensome Condition	6.02(b)
Certificate of Merger	1.01(b)
Change of Control	Schedule 2(4)
Closing	2.01
Closing Balance Sheet	1.09
Closing Date	2.01
Closing Statement	1.09
Closing Stock Election Statement	1.11
Common Stock	3.04(a)
Common Stock Merger Consideration	1.02(a)
Company	Preamble
Company 401(k) Plan	6.06
Company Closing Certificate	7.01(f)(i)
Confidentiality Agreement	5.02
Contingent Consideration Shares	Schedule 2(1)
D&O Indemnified Parties	6.01(b)
D&O Tail Policy	6.01(a)
Data Room	5.06

Term	Section No.
Deductible	8.01(b)
Delisting Event	1.11
DGCL	1.01(a)
Disclosure Schedule	10.02
Dispute Resolution Arbiter	1.09
Disqualified Individual	5.05
Dissenting Share	1.12
Dissenting Stockholder	1.12
Effective Time	1.01(b)
Employment Documents	Recitals
Equity Consideration Amount	1.11
Estimated Closing Statement	1.08
Estimated Net Book Value	1.08
Estimated Non-Reimbursable Transaction Expenses	1.08
Excess Consideration Amount	1.10(a)
Exchange Agent Agreement	1.04
Excluded Shares	1.02(b)
Financial Statements	3.05(b)
Form A Filing	6.02(c)
FTC	6.02(d)
Group Companies Financial Statements	3.05(b)
Indemnity Release Amount	8.03(e)
Information Statement	5.08
Intercompany Account(s)	3.14(b)
Intercompany Agreements	3.14(a)
Investment Guidelines	3.20(c)
Leased Real Property	3.22(b)
Letter of Transmittal	1.04
Material Contract	3.13(a)
Merger	1.01(a)
Merger Sub	Preamble
Non-Acceleration Event	Schedule 2(3)
Objections Statement	1.09
Outside Date	9.01(e)
Outstanding Claims	8.03(e)
Parent	Preamble
Parent 401(k) Plan	6.06
Parent Board	Schedule 2(3)
Parent Common Stock	1.11
Parent Payments	5.05
Parent’s Securityholder Representatives	5.02
Parties	Preamble
Party	Preamble
Permits	3.09(a)
Permitted or Prescribed Accounting Practice	3.05(c)

Term	Section No.
Policy Forms	3.17(a)
Pre-Acquisition Notices	6.02(c)
Pre-Closing Engagement	12.18
Preferred Stock	3.04(a)
Privileged Communications	12.18
Real Property Leases	3.22(b)
Reference Statement	1.15
Registration Statement	6.12(b)
Registrable Accredited Investor Stock Election Consideration	6.12(b)
Schedule	10.02
Section 280G Payments	5.05
Securityholder Questionnaire	6.13
Securityholder Representative	Preamble
Securityholder Representative Amount	1.05
Shortfall Return Amount	1.10(b)
Statutory Statements	3.05(a)
Stock Election	1.11
Stock Election Amount	1.11
Stock Election Deadline	1.11
Stock Election Shares	1.11
Stock Election Total Share Amount	1.11
Stockholder Approval	7.01(c)
Strategic Objectives	6.12
Subject Materials	8.03(c)
Support Agreements	Recitals
Surviving Company	1.01(a)
Terminated Plan	6.06
Termination Date	8.03(e)
Third Party Approvals	6.04
Third Party Claim	8.03(a)
Unaccredited Investor	1.11
Unaccredited Investor Amount	1.11
Unaccredited Investor Stock Election Consideration	1.11
Waived Benefits	5.05
WARN Act	3.15(e)
Willkie	12.18
Written Consent	7.01(f)(ii)

ARTICLE XII
MISCELLANEOUS

12.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or, prior to the Closing, any other announcement or communication to the employees, customers or vendors of any of the Group Companies, shall be issued or made by any Party or any Affiliate thereof without the joint approval of the Parent and the Securityholder Representative, except (a) such release or announcement as may be required by or any listing agreement with or rule of any securities exchange or association, and (b) that nothing contained herein shall limit or restrict the right of the Company, the Parent or any of their respective Affiliates in respect of any Action that may arise or be commenced between the Company or any Securityholder, on the one hand, and the Parent or any Affiliate thereof, on the other hand.

12.02 Expenses. Except as otherwise expressly provided herein, each of the Company, the Securityholders, the Parent, the Merger Sub and the Securityholder Representative shall pay all of their own fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants.

12.03 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted (except if not a Business Day then the next Business Day) via email to the email address set out below (provided that no “error” message or other notification of non-delivery is generated), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such Party:

Notices to the Parent, Surviving Company and/or the Merger Sub:

Porch Group, Inc.

2200 1st Avenue South

Seattle, WA 98134

Attention: Matt Ehrlichman, Chief Executive Officer,

E-mail:        matt@porch.com

with a copy to (which shall not constitute notice):

Porch Group, Inc.

2200 1st Avenue South

Seattle, WA 98134

Attention:  Matt Cullen, General Counsel,

E-mail:      matthewcullen@porch.com

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

Attention:  Joshua DuClos

Email:        jduclos@sidley.com

Sidley Austin LLP

1 South Dearborn Street

Chicago, IL 60603

Attention:  Matthew Stoker

Email:        mstoker@sidley.com

Notices to the Securityholder Representative:

HOA Securityholder Representative, LLC
c/o IA Capital Group, Inc.

122 East 42nd St., Suite 2120

New York, NY 10168
Attn:           Andrew Lerner

Email:         andy@interatlanticgroup.com

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:   John M. Schwolsky; Sean M. Ewen
Email:         jschwolsky@willkie.com; sewen@willkie.com

Notices to the Company:

Homeowners of America Holding Corporation

1400 Corporate Drive, Suite 300

Irving, TX 75038

Attention:  Spencer Tucker

E-mail:      STucker@hoaic.com

with copies to (before the Closing) (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:  John M. Schwolsky; Sean M. Ewen

Email:        jschwolsky@willkie.com; sewen@willkie.com

12.04 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Parent, the Merger Sub or the Securityholder Representative without the prior written consent of the non-assigning Parties.

12.05 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

12.06 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days (excluding Business Days) or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, an exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders. The words “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if.” The term “or” has the inclusive meaning represented by the phrase “and/or.” When calculating the period of time before which, within which or following which any act is to be done or step taken under this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day. The words “shall” and “will” shall be construed as creating a mandatory obligation. Items shall be deemed to have been “made available” to Parent only to the extent such items were contained and accessible for a continuous period of at least 6 hours immediately prior to the execution of the Agreement in the Data Room to which Parent and its designated Representatives had unrestricted access and notification rights during such period.

12.07 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedule or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedule or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedule and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).

12.08 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedule hereto may be amended or waived only in a writing signed (a) in the case of any amendment, by the Parent, the Company (or the Surviving Company following the Closing) and the Securityholder Representative and (b) in the case of a waiver, by the Party or Parties waiving rights hereunder; provided, however, that after the receipt of the Stockholder Approval, no amendment to this Agreement shall be made which by Law requires further approval by the stockholders of the Company without such further approval by such stockholders. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

12.09 Complete Agreement. This Agreement, the and the documents referred to herein (including the Confidentiality Agreement) and other documents executed in connection herewith or at the Closing contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to such subject matter in any way, including any data room agreements, bid letters, term sheets, summary issues lists or other agreements.

12.10 Third Party Beneficiaries. Certain provisions of this Agreement are intended for the benefit of the Securityholders and shall be enforceable by the Securityholder Representative on behalf of the Securityholders; provided, that no Securityholder shall have the right to directly take any action or enforce any provision of this Agreement, it being understood and agreed that all such actions shall be taken solely by the Securityholder Representative on behalf of the Securityholders as provided in Section 10.01 hereof. In addition, (i) the Securityholder Representative shall have the right, but not the obligation, to enforce any rights of the Company or the Securityholders under this Agreement and (ii) Willkie shall have the right to enforce its rights under Section 12.18. Except as otherwise expressly provided herein (including the rights of the D&O Indemnified Parties in Section 6.01, the rights of the Securityholder Related Parties in Section 6.10 and the rights of the Securityholders in Section 6.12), nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

12.11 Waiver of Trial by Jury. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.12 Counterparts and Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law.

12.13 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

12.14 Jurisdiction.

(a) Any suit, Action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought and determined exclusively in the Delaware Court of Chancery of the State of Delaware; provided, that if the Delaware Court of Chancery does not have jurisdiction, any such suit, Action or proceeding shall be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, Action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, Action or proceeding in any such court or that any such suit, Action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, Action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 12.03 shall be deemed effective service of process on such Party.

12.15 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

12.16 No Recourse. Notwithstanding any provision of this Agreement or otherwise, the Parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that this Agreement may only be enforced against, and any action, suit or claim for breach of this Agreement may only be made against, the Parties to this agreement, and no Non-Recourse Party of a Party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein.

12.17 Specific Performance.

(a) Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at Law. Accordingly, the Parties agree that prior to a valid termination of this Agreement in accordance with this Agreement, subject to and without limiting Section 12.17(b) below (if applicable), such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an Action or Actions for damages but also by an Action or Actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (x) any defenses in any Action for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (y) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

(b) To the extent any Party brings any Action, claim, complaint or other proceeding, in each case, before any Governmental Entity to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such Action, claim, complaint or other proceeding is pending, plus three (3) Business Days, or (ii) such other time period established by the court presiding over such Action, claim, complaint or other proceeding.

12.18 Waiver of Conflicts. Recognizing that Willkie Farr & Gallagher LLP (“Willkie”) has been engaged by and has acted as legal counsel to certain of the Securityholders and the Group Companies and their respective Affiliates prior to the Closing (the “Pre-Closing Engagement”), including in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, and that Willkie intends to act as legal counsel to certain of the Securityholders after the Closing, each of the Parent and the Surviving Company (including on behalf of the Group Companies) hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Willkie representing any of the Securityholders or their respective Affiliates after the Closing as such representation may relate to the Parent, any Group Company or the transactions contemplated herein. In addition, all communications involving attorney-client confidences between any Securityholders and their respective Affiliates (including the Group Companies) in the course of the Pre-Closing Engagement shall be deemed to be attorney-client confidences that belong solely to such Securityholders and their respective Affiliates (and not the Parent or the Group Companies). Any privilege attaching as a result of Willkie representing any Securityholder and the Group Companies and their respective Affiliates in the Pre-Closing Engagement shall survive the Closing and shall remain in effect. In furtherance of the foregoing, each of the parties hereto agrees to take the steps necessary to ensure that any privilege attaching as a result of Willkie’s representation of the Securityholders and the Group Companies and their respective Affiliates in the Pre-Closing Engagement shall survive the Closing and remain in effect. As to any attorney-client communications between Willkie and any Securityholders and the Group Companies and their respective Affiliates prior to the Closing Date (collectively, the “Privileged Communications”), the Parent and each Group Company, together with each of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any Action or claim against or involving any of the parties hereto after the Closing. Accordingly, neither the Parent nor the Group Companies shall have access to any such communications, or to the files of Willkie relating to such Pre-Closing Engagement, whether or not the Closing shall have occurred (except to the extent required under applicable Law). Without limiting the generality of the foregoing, upon and after the Closing, (i) the applicable Securityholders and their respective Affiliates (and not the Parent or the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such Pre-Closing Engagement, and none of the Parent, the Group Companies or the Surviving Company shall be a holder thereof, (ii) to the extent that files of Willkie in respect of such Pre-Closing Engagement constitute property of the client, only the applicable Securityholders and their respective Affiliates (and not the Parent or the Group Companies) shall hold such property rights and (iii) Willkie shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Parent or any of the Group Companies by reason of any attorney-client relationship between Willkie and any of the Group Companies or otherwise (except to the extent required under applicable Law). Notwithstanding the foregoing, in the event that a dispute arises between the Parent or any of the Group Companies, on the one hand, and a third party (other than a party to this Agreement or any of their respective Affiliates), on the other hand, after the Closing, the Surviving Company (including on behalf of the Group Companies) may assert the attorney-client privilege with respect to the Pre-Closing Engagement to prevent disclosure of confidential communications by Willkie to such third party; provided, however, that none of the Parent, the Surviving Company or any of the other Group Companies may waive such privilege without the prior written consent of the Representative, on behalf of the Securityholders (which consent shall not be unreasonably withheld, conditioned or delayed so long as such waiver would not reasonably be expected to adversely affect any Securityholder).

* * * *

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

Company:	HOMEOWNERS OF AMERICA HOLDING CORPORATION

	By:	/r/ Spencer W. Tucker
	Its:	President

Parent:	PORCH GROUP, INC.

	By:	/s/ Matthew Ehrlichman
	Its:	Chief Executive Officer

Merger Sub:	HPAC, INC.

	By:	/s/ Matthew Ehrlichman
	Its:	President

Securityholder Representative:	HOA Securityholder Representative, LLC,
solely in its capacity as the Securityholder Representative

	By:	/r/ Spencer W. Tucker
	Its:	President

Exhibits

Exhibits A-1 & A-2	Employment Documents
Exhibit B	Form of Support Agreement
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Certificate of Incorporation
Exhibit E	Form of Bylaws
Exhibit F	Reference Statement
Exhibit G	Form of Securityholder Questionnaire

Schedule 1	Identified Individuals
Schedule 2	Contingent Consideration
Schedule 3	Registration Covenants

Schedule 1

Identified Individuals

Debra Lorraine Carter

Michael Steven Cox

Esther A. Grossman

Brent Wilson Parker

Donte Riddick

Richard Runyan

Spencer W. Tucker

Efram Eric Ware

Kimberlee Welch

Schedule 2

Contingent Consideration

This Schedule 2 sets forth the terms for the calculation of the number (if any) of Contingent Consideration Shares, as applicable. Terms used but not defined in this Schedule 2 shall have the meanings ascribed to such terms in the other parts of the Agreement to which this Schedule 2 is a part.

1. If the closing per-share price of the Parent Common Stock (as reported by Nasdaq or its other primary exchange, if applicable) equals or exceeds $22.50 per share for any 20 trading days within any consecutive 30-trading day period that occurs after the Closing Date and on or prior to the two (2) year anniversary of the Closing Date (the first occurrence of the foregoing is referred to herein as the “$22.50 Share Price Milestone”), then Parent shall issue, in accordance with Section 1.16 of the Agreement, to each Securityholder as of immediately prior to the Effective Time, a number of shares of Parent Common Stock equal to (A) the Pro Rata Share in respect of such Securityholder multiplied by (B) 500,000 (such number of shares being referred to as the “Contingent Consideration Shares”); provided, that Parent shall not issue Contingent Consideration Shares with respect to any Excluded Shares or Dissenting Shares or to any Securityholder that has not submitted a Letter of Transmittal in accordance with Section 1.04 of the Agreement.

2. If, following the two (2) year anniversary of the Closing Date, as applicable, the $22.50 Share Price Milestone has not occurred, none of the Contingent Consideration Shares shall be issued.

3. In the event that after the Closing and prior to the two (2) year anniversary of the Closing Date, there is a Change of Control, then any Contingent Consideration Shares that have not been previously issued by Parent (whether or not previously earned) shall be deemed earned and issued by Parent to the Securityholders as of immediately prior to the Effective Time upon such Change of Control unless, in connection with such Change of Control, each share of Parent Common Stock receives consideration having a value less than $22.50 (any such Change of Control, a “Non-Acceleration Event”); provided, that the value of such consideration shall be determined in good faith by the board of directors of Parent (the “Parent Board”) after taking into account the dilutive impact of the issuance of the Contingent Consideration Shares, as applicable, and accordingly adjusting the value of the per share consideration to be received in connection with such Change of Control transaction). Notwithstanding the foregoing, (A) in the event of a Non-Acceleration Event (unless the consideration to be received by the holders of the Parent Common Stock in such Non-Acceleration Event consists solely of cash) or (B) a Delisting Event occurs, (i) the Parties shall in good faith make any and all amendments to this Schedule 2 that are necessary to ensure that the Securityholders continue to receive the benefit of the bargain intended by this Schedule 2 following such Non-Acceleration Event or Delisting Event in the event there occurs a merger, sale or similar transaction involving the Acquiring Entity (as defined below) or Parent, as applicable, prior to the two (2) year anniversary of the Closing Date and (ii) proper provision shall be made prior to or concurrently with (and as a condition to) the consummation of such Non-Acceleration Event so that the successors and assigns of Parent, or any purchaser, licensor or other acquirer of any assets in such transaction (each, an “Acquiring Entity”), if applicable, shall, from and after the consummation of such Change of Control, become lawfully bound by this Schedule 2, as so amended.

4. For purposes hereof, a “Change of Control” means the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events, and immediately following such event(s), neither the Parent Common Stock nor any securities received by the holders of Parent Common Stock in connection with such Change of Control are traded on the New York Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market (or any of their respective successors):

(i) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of Parent in substantially the same proportions as their ownership of stock of Parent) (x) is or becomes the beneficial owner, directly or indirectly, of securities of Parent representing more than fifty percent (50%) of the combined voting power of Parent’s then outstanding voting securities or (y) has or acquires control of the Parent Board;

(ii) a merger, consolidation, reorganization or similar business combination transaction involving Parent, and, immediately after the consummation of such transaction or series of transactions, either (x) the Parent Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of Parent immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such transaction or series of transactions or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iii) the sale, lease or other disposition, directly or indirectly, by Parent of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole, other than such sale or other disposition by Parent of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned by stockholders of Parent.

5. If Parent shall, at any time or from time to time, after the date hereof effect a subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction affecting the outstanding shares of Parent Common Stock (including in connection with a Change of Control where any securities received by the holders of Parent Common Stock in connection with such Change of Control are traded on the New York Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market (or any of their respective successors)), the number of Contingent Consideration Shares issuable pursuant to, and the stock price targets set forth in paragraph 1 of this Schedule 2, shall be equitably adjusted for such subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction. Any adjustment under this paragraph shall become effective at the close of business on the date such transaction becomes effective.

6. In the event any Reimbursable Transaction Expenses are payable in connection with the $22.50 Share Price Milestone, the Parent shall pay, or cause to be paid, on behalf of the Company, any such Reimbursable Transaction Expenses by wire transfer of immediately available funds as directed by the Securityholder Representative.

Schedule 3

Registration Covenants

1. (a) Parent will use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement until all such securities cease to be Registrable Securities (as defined below) or such shorter period upon which all Participating Securityholders with Registrable Securities included in such Registration Statement have notified Parent that such Registrable Securities have actually been sold. Parent will use its commercially reasonable efforts to (i) cause the removal of all restrictive legends from any Acquired Securities being sold under the Registration Statement or pursuant to Rule 144 under the Securities Act (“Rule 144”) at the time of sale of such Registrable Securities and, at the request of a Participating Securityholder, cause the removal of all restrictive legends from any Registrable Securities held by such Participating Securityholder that may be sold by such Participating Securityholder without restriction under Rule 144, including, any volume and manner of sale restrictions, and (ii) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i) upon the receipt of such supporting documentation, if any, as reasonably requested by such counsel. Parent will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, reasonably necessary to enable Participating Securityholder to resell Registrable Securities pursuant to the Registration Statement or Rule 144, as applicable, qualify the Registrable Securities for listing on the applicable stock exchange and update or amend the Registration Statement as necessary to include Registrable Securities. “Registrable Securities” shall mean, as of any date of determination, the Registrable Accredited Investor Stock Election Consideration and any other equity security issued or issuable with respect to Registrable Accredited Investor Stock Election Consideration by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, provided, however, that such securities shall cease to be Registrable Securities at the earliest of (A) the third anniversary of the effective date of the Registration Statement, (B) the date all Registrable Accredited Investor Stock Election Consideration held by a Participating Securityholder may be sold by such Participating Securityholder without volume or manner of sale limitations pursuant to Rule 144 and without the requirement for Parent to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), (C) the date on which such securities have actually been sold by a Participating Securityholder, or (D) when such securities shall have ceased to be outstanding.

(b) At its expense Parent shall:

(i) advise Participating Securityholder within two (2) Business Days: (A) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (B) of the receipt by Parent of any notification with respect to the suspension of the qualification of the Registrable Accredited Investor Stock Election Consideration included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (C) the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Notwithstanding anything to the contrary set forth herein, Parent shall not, when so advising Participating Securityholder of such events, provide Participating Securityholder with any material, nonpublic information regarding Parent other than to the extent that providing notice to Participating Securityholder of the occurrence of the events listed in (A) through (C) above constitutes material, nonpublic information regarding Parent;

(ii) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as promptly as reasonably practicable;

(iii) upon the occurrence of any event contemplated in Section 1(b)(i), except for such times as Parent is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, Parent shall use its commercially reasonable efforts to as promptly as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(iv) use its commercially reasonable efforts to cause all Registrable Securities to be listed on each securities exchange or market, if any, on which the Parent Common Stock has been listed; and

(v) use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby.

c. Parent shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require any Participating Securityholder not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Parent or its Subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Parent’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Parent in the Registration Statement of material information that the Patent has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Parent’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that Parent may not delay or suspend the effectiveness or use of the Registration Statement for more than forty five (45) consecutive calendar days in any one instance or more than ninety (90) total calendar days, in each case during any twelve (12)-month period; and provided, further, however, that Parent may not impose a Suspension Event unless each other holder of Parent Common Stock whose shares are registered under the Registration Statement (and who is subject to a similar Suspension Event restriction as the Participating Securityholders under a separate agreement with Parent) is also made subject to the same Suspension Event restriction as any Participating Securityholder. Upon receipt of any written notice from Parent of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Participating Securityholder agrees that (i) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Participating Securityholder receives copies of a supplemental or amended prospectus (which Parent agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Parent that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Parent unless otherwise required by Law or subpoena. If so directed by Parent, each Participating Securityholder will deliver to Parent or, in such Participating Securityholder’s sole discretion destroy, all copies of the prospectus covering the Registrable Securities in such Participating Securityholder’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply (i) to the extent such Participating Securityholder is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

d. Parent shall indemnify, defend and hold harmless each Participating Securityholder (to the extent a seller under the Registration Statement), and any of their respective officers, directors, partners, members, managers, investment advisers and employees, and each person who controls Participating Securityholder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) and expenses (collectively, “Certain Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by Parent of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Schedule 3, except insofar as and to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Participating Securityholder furnished in writing to Parent by such Participating Securityholder expressly for use therein or such Participating Securityholder has omitted a material fact from such information or otherwise violated the Securities Act, the Exchange Act or any state securities law or any rule or regulation thereunder; provided, however, that the indemnification contained in this Schedule 3 shall not apply to amounts paid in settlement of any Certain Losses if such settlement is effected without the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall Parent be liable for any Certain Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by such Participating Securityholder, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by Parent in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized in writing by Parent, or (D) in connection with any offers or sales effected by or on behalf of such Participating Securityholder in violation of Section 1(c) hereof. Parent shall notify the Participating Securityholders promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Schedule 3 of which the Parent is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Registrable Securities by a Participating Securityholder.

f. If the indemnification provided under this Section 1(e) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Schedule 3, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Schedule 3 from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Schedule 3 shall be individual, not joint and several, and in no event shall the liability of any Participating Securityholder hereunder be greater in amount than the dollar amount of the net proceeds received by such Participating Securityholder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

g.  With a view to making available to each Participating Securityholder the benefits of Rule 144 promulgated under the Securities Act, Parent agrees, until the Participating Securityholder no longer holds Registrable Securities, to:

(A) make and keep public information available, as those terms are understood and defined in Rule 144;

(B) file with the SEC in a timely manner all reports and other documents required of Parent under the Exchange Act so long as Parent remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(C) furnish to Participating Securityholder, promptly upon request a written statement by Parent, if true, that it has complied with the reporting requirements of Rule 144 and the Exchange Act.

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